UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Micron Technology, Inc.
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December 6, 2018

Fellow Micron Shareholders,

Our fiscal 2018 was a year of unprecedented success for Micron. We set a host of new company records, both in overall revenue and profitability, as well as sales growth across multiple business segments. Our $30 billion in revenue made us the fourth-largest semiconductor company in the world. We achieved approximately 50% operating margin, with profits that were greater than all previous years in the company’s history combined. Our FY18 results were fueled by healthy end market trends for our products coupled with our strong execution on cost reduction and mix improvements. We doubled our overall sales to data center customers and had very strong growth across all our end markets, including automotive where we achieved record revenue and maintained our leading position.

In DRAM, we made significant gains in the fast-growing cloud data center segment through close relationships with key customers. We further strengthened our DRAM product portfolio in FY18 with the introduction of market-leading graphics and low-power DRAM products. We grew DRAM bits per wafer faster than the industry and achieved crossover to leading 1X nanometer DRAM in the client and graphics markets. In NAND, we achieved top market share in SATA enterprise solid state drives (SSDs) and strengthened our position in managed NAND solutions, which are popular in smartphones. I am proud to say that we have the most efficient 3D NAND design and were the first major memory manufacturer to introduce four-bit-per-cell SSDs.

We continue to accelerate our pace of innovation with a strong focus on reducing our cost structure faster than our competitors. In 2019, we will continue to increase our mix of high-value solutions as we introduce higher-density server DRAM and leading-edge SSDs, and we expect to launch 3D XPoint™ memory solutions that will ramp throughout 2020.

We are also investing to ensure our manufacturing operations remain on a strong footing. We began construction or started operations of manufacturing expansions in facilities in Singapore, Japan, and Taiwan this fiscal year and also announced plans to expand our fab in Manassas, Virginia. These investments will provide space for continued technology transitions in DRAM and NAND wafer manufacturing, as well as increased scale of captive assembly and test operations. These projects will help ensure our manufacturing operations become more cost-effective and streamlined for serving our customers in the future.

At our analyst event this past spring, our leadership team outlined our vision for “The New Micron.” We are transforming our company to address fast-growing markets. There is an increasing demand for memory and storage solutions that enable data to be processed and analyzed quickly to extract the most value. Micron stands at the forefront of massive opportunity across multiple end markets, from artificial intelligence and autonomous driving, to data centers and the internet of things. As I look at a bright long-term future driven by secular tailwinds across these diverse markets, I am focused on strengthening the New Micron in five key areas:

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Elevate Micron’s position as an industry leader: As noted above, we have made good progress this year on technology and product innovation. We are investing in our future and are building partnerships across industry and academia to ensure we can create long-term, sustainable growth that serves as a launching pad for future industry leadership.

•
Drive a high-performance company culture: We are focused on creating and scaling an environment that accelerates decision-making and rewards outstanding performance. We are building on our strong base with the addition of significant new talent in the past year, including accomplished leaders, top-tier engineers and the best of the next generation of graduates.

•
Drive ongoing improvements in our financial results and position: The New Micron is financially stronger than ever, with record FY18 profitability, improving margins, and a clear plan to deliver $9 billion in operating efficiencies from 2016 to 2021 (we are already two-thirds of the way there). We continue to drive shareholder value, not just through performance but with thoughtful capital allocation that balances R&D investment with debt reduction and the $10 billion stock buyback plan first presented at our analyst event this past spring.

•
Build Micron’s brand globally: Micron is an icon in the technology industry. As our solutions become more essential to new technology trends, we are increasing our brand visibility to align world perception to the value we are creating. This fall, we hosted Micron’s first-ever Insight Summit, where we outlined our position in artificial intelligence and other new technologies. We are collaborating closely with leading global companies to drive today’s most important technology innovations.

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Improve the lives of people around the world: We continue working to achieve our vision to transform how the world uses information to enrich life. The capabilities our memory and storage solutions enable will drive dramatic improvements in healthcare, business efficiency, and life worldwide.

Beyond these major strategic objectives, Micron is committed to being an essential partner to the communities in which we operate through team member volunteering and corporate giving by the Micron Foundation. In calendar 2018 to date, our sites have already donated more than 100,000 hours of volunteerism to local causes. We also emphasize corporate responsibility and sustainability in all our operations and encourage you to review our 2018 Sustainability Report. Micron is focused on cultivating a diverse and inclusive culture in which all of our team members feel valued for who they are, how they think, and how they solve problems. We released our inaugural Diversity and Inclusion FY18 Annual Report where you can find more information about how we are addressing this key priority.

Micron celebrated our 40th anniversary worldwide this October. The rate of change and advancement in our industry over this time period has been astounding. Over those four decades, Micron has contributed nearly 40,000 patents to the industry. The technology leaps we have helped create provided the foundation for today’s digital economy. Billions of people are now connected digitally, enabling growth and applications that were unimaginable just a few decades ago. I am immensely proud to be part of this innovative and tenacious team. Looking ahead, I am energized by the increasing role for Micron in the data economy as we enable broader adoption of exciting new technologies. Thank you for your support as a Micron shareholder. I hope you share my excitement for the potential ahead of us.

Sincerely,
Sanjay Mehrotra
President and CEO

Notice of Fiscal 2018 Annual Meeting of Shareholders
January 17, 2019
To the Shareholders:

NOTICE IS HEREBY GIVEN that the Fiscal 2018 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation, will be held on January 17, 2019, at 9:00 a.m., Pacific Standard Time, at our offices located at 130 Holger Way, San Jose, CA 95134-1376, for the purposes listed below. As used herein "we," "our," "us," "the Company" and similar terms refer to Micron Technology, Inc., unless the context indicates otherwise.

1.	To elect directors to serve for the ensuing year and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 29, 2019;

3.	To approve a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on November 19, 2018 are entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting. A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the business to be transacted at the meeting, during ordinary business hours for the ten-day period immediately preceding the date of the meeting, at our headquarters at 8000 South Federal Way, Boise, Idaho 83716-9632.

The Securities and Exchange Commission permits proxy materials to be furnished over the Internet rather than in paper form. Accordingly, we are sending most of our shareholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for fiscal 2018 and other proxy materials via the Internet (the "Notice"). This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Attendance at the Annual Meeting will be limited to shareholders and our guests. Shareholders may be asked to furnish proof of ownership of our Common Stock before being admitted to the meeting.

To ensure your representation at the meeting, you are urged to vote. You may vote by telephone or electronically via the Internet. Alternatively, if you received a paper copy, you may sign, date and return the proxy card in the postage-prepaid envelope enclosed for that purpose. Please refer to the instructions included with the proxy card for additional details. Shareholders attending the meeting may vote in person even if they have already submitted their proxy, and any previous votes that were submitted by the shareholder, whether by Internet, telephone or mail, will be superseded by the vote that such shareholder casts at the meeting.

By Order of the Board of Directors
Boise, Idaho December 6, 2018	Joel L. Poppen Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

130 Holger Way
San Jose, California 95134-1376
____________________________

PROXY STATEMENT
FISCAL 2018 ANNUAL MEETING OF SHAREHOLDERS

January 17, 2019
9:00 a.m. Pacific Standard Time
____________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The proxy is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Micron Technology, Inc. (the "Board"), for use at the Fiscal 2018 Annual Meeting of Shareholders to be held on January 17, 2019, at 9:00 a.m., Pacific Standard Time, or at any adjournment or postponement thereof (the "Annual Meeting"). The purpose of the Annual Meeting is set forth herein and in the accompanying Notice of Fiscal 2018 Annual Meeting of Shareholders. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134-1376. Our telephone number is (208) 368-4000.

This Proxy Statement and related proxy card are first being distributed on or about December 6, 2018, to all shareholders entitled to vote at the meeting.

Shareholders can vote their shares using one of the following methods:

•
Vote through the Internet at www.proxypush.com/MU or www.proxyvote.com, depending on how you hold your shares, using the instructions included in the notice regarding the Internet availability of proxy materials, the proxy card or voting instruction card;

•	Vote by telephone using the instructions on the proxy card or voting instruction card if you received a paper copy of the proxy materials;

•	Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card if you received a paper copy of the proxy materials; or

•	Attend and vote at the meeting.

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a paper proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 16, 2019.

Record Date

Shareholders of record at the close of business on November 19, 2018, (the "Record Date"), are entitled to receive notice of and to vote at the meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by attending the Annual Meeting and voting in person or by delivering to us a written notice of revocation or another duly executed proxy bearing a date later than the earlier given proxy but prior to the date of the Annual Meeting.

Solicitation

We will bear the cost of solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers and employees, without additional compensation, personally or by telephone or Internet. We intend to use the services of D.F. King & Co., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of the solicitation services is not known at this time, it is anticipated that the fees paid by us for these services will be approximately $12,500.

Outstanding Shares

We have one class of stock outstanding, common stock, $0.10 par value per share (the "Common Stock"). As of the Record Date, 1,120,097,183 shares of Common Stock were issued and outstanding and entitled to vote.

Voting Rights and Required Vote

Under the Delaware General Corporation Law and our Restated Certificate of Incorporation and our Amended and Restated Bylaws ("Bylaws"), each shareholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are tallied to determine the shareholders' decision with respect to the matter voted upon (the "Votes Cast"). Abstentions will have the same effect as voting against a proposal. Broker non-votes will be considered present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes are not deemed to be Votes Cast and, therefore, will not be included in the tabulation of the voting results with respect to voting results for the election of directors or issues requiring the approval of a majority of Votes Cast.

Shares held in a brokerage account or by another nominee are considered held in "street name" by the shareholder or "beneficial owner." A broker or nominee holding shares for a beneficial owner may not vote on matters relating to the election of directors or advisory votes unless the broker or nominee receives specific voting instructions from the beneficial owner of the shares. As a result, absent specific instructions, brokers or nominees may not vote a beneficial owner's shares on Proposals 1, 2 and 4 and such shares will be considered "broker non-votes" for such proposals.

Directors will be elected if the number of votes "FOR" a particular director exceeds the number of votes "AGAINST" that same director. With respect to all other items of business, the "FOR" vote of a majority of the Votes Cast is required in order for such matter to be considered approved by the shareholders.

Voting of Proxies

The shares of Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. If no instructions are given with respect to a properly executed proxy timely received by us, the shares of Common Stock represented thereby will be voted (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 29, 2019, (iii) FOR a non-binding resolution to approve the compensation of our Named Executive Officers as described in this proxy statement, and (iv) in the discretion of the proxy holders for such business which may properly come before the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by a majority of the independent directors of the Board of Directors and all of whom are currently serving as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven management nominees named below. If any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such person's successor has been elected and qualified, except in the case of earlier resignation or removal. Executive officers are appointed annually by the Board of Directors and serve until their successors are duly appointed and qualified, except in the case of earlier resignation or removal. The names of the nominees and certain information about them are set forth below:

			Director Since	Board Committees
Name of Nominee	Age	Principal Occupation		Audit	Compensation	Finance(1)	Governance and Sustainability
Robert L. Bailey	61	Former Chairman and Chief Executive Officer of PMC-Sierra, Inc.	2007	✓			✓
Richard M. Beyer	70	Former Chairman and Chief Executive Officer of Freescale Semiconductor, Inc.	2013		✓		✓
Patrick J. Byrne	58	Senior Vice President of Fortive Corporation	2011	✓	✓
Steven J. Gomo	66	Former Executive Vice President and Chief Financial Officer of NetApp, Inc.	2018	✓
Mary Pat McCarthy	63	Former Vice Chair of KPMG, LLP	2018	✓
Sanjay Mehrotra	60	President and Chief Executive Officer	2017			✓
Robert E. Switz	72	Chairman of the Board	2006		✓		✓

(1) Mercedes Johnson and Larry Mondry are currently on the Finance Committee. It is anticipated that upon their respective resignations from the Board of Directors in January 2019, new directors will be appointed to this committee.

Set forth below are the principal occupations of the nominees for at least the past five years:

Robert L. Bailey was the interim Chief Executive Officer of Blue Willow Systems, Inc. from August 2017 until August 2018. Blue Willow is a software as a service resident safety platform for senior living facilities. Mr. Bailey was the Chairman of the Board of Directors of PMC-Sierra, Inc. from 2005 until May 2011 and also served as PMC's Chairman from February 2000 until February 2003. Mr. Bailey served as a director of PMC from October 1996 to May 2011. He also served as the Chief Executive Officer of PMC from July 1997 until May 2008. Within the past five years, Mr. Bailey also served on the Board of Directors of Entropic Communications. Mr. Bailey holds a BS in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas.

Mr. Bailey's experience as Chief Executive Officer and Chairman of a leading technology company has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

Richard M. Beyer was Chairman and Chief Executive Officer of Freescale Semiconductor, Inc. from 2008 through June 2012 and served as a director with Freescale until April 2013. Prior to Freescale, Mr. Beyer was President, Chief Executive Officer and a director of Intersil Corporation from 2002 to 2008. He also has previously served in executive management roles at FVC.com, VLSI Technology, and National Semiconductor Corporation. Within the past five years, Mr. Beyer served on the Board of Directors of Microsemi Corporation, and Analog Devices, Inc. He currently serves as the Chairman of the Board of Directors of Dialog Semiconductor. Mr. Beyer served three years as an officer in the United States Marine Corps. He holds a BS and an MS in Russian from Georgetown University and an MBA in Marketing and International Business from Columbia

University Graduate School of Business. Mr. Beyer is the Chair of the Board of Directors' Governance and Sustainability Committee.

Mr. Beyer's experience as the Chief Executive Officer and a director at leading technology companies has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

Patrick J. Byrne has served as Senior Vice President of Fortive Corporation since July 2016, when Danaher Corporation completed the separation of its Test & Measurement and Industrial Technologies segments, and as President of Tektronix, now a subsidiary of Fortive Corporation, since July 2014. Previously, he was Vice President of Strategy and Business Development and Chief Technical Officer of Danaher from November 2012 to July 2014. Danaher designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Mr. Byrne served as Director, President and Chief Executive Officer of Intermec, Inc. from 2007 to May 2012. Within the past five years, Mr. Byrne served on the Board of Directors of Flow International. Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley and an MS in Electrical Engineering from Stanford University.

Mr. Byrne's experience in executive management at public companies has given him expertise in the technology industry as well as business operations, finance, corporate development, corporate governance and management.

Steven J. Gomo was Executive Vice President, Finance and Chief Financial Officer from October 2004 until his retirement in December 2011, and Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004, at NetApp, Inc., a storage and data management company. Within the past five years, Mr. Gomo served on the Board of Directors of SanDisk Corporation and NetSuite, Inc. He currently serves on the Board of Directors of Nutanix, Inc. and Enphase Energy, Inc. He received his BS in Business Administration from the Oregon State University in 1974, and a MBA in Finance from the Santa Clara University in 1977.

Mr. Gomo's experience in executive management at public companies has given him expertise in the technology industry as well as finance, accounting and investor relations.

Mary Pat McCarthy served as Vice Chair of KPMG LLP, the US member firm of the global audit, tax and advisory services firm from July 1998 until her retirement in December 2011. She joined KMPG in 1977 and became a partner in 1987 and held numerous senior leadership positions with the firm during her tenure. Within the past five years, Ms. McCarthy served on the Board of Directors of Andeavor and Mutual of Omaha. She currently serves on the Board of Directors of Palo Alto Networks, Inc. She is a Certified Public Accountant and received her BS in Business Administration from the Creighton University in 1977 and completed the University of Pennsylvania Wharton School's KMPG International Development Program.

Ms. McCarthy's experience in executive management and work with technology companies has given her expertise in financial and accounting matters.

Sanjay Mehrotra joined us in May 2017 as our President, Chief Executive Officer, and Director. Mr. Mehrotra co-founded and led SanDisk Corporation as a start-up in 1988 until its eventual sale in May 2016, serving as its President and Chief Executive Officer from January 2011 to May 2016, and as a member of its Board of Directors from July 2010 to May 2016. Mr. Mehrotra served as a member of the Board of Directors for Cavium, Inc. from July 2009 until July 2018 and for Western Digital Corp. from May 2016 to February 2017. Mr. Mehrotra holds a BS and an MS in Electrical Engineering and Computer Science from the University of California, Berkeley and is a graduate of the Stanford Graduate School of Business Executive Program.

Mr. Mehrotra's has 39 years of experience in the semiconductor memory industry. As a co-founder of SanDisk he offers a unique perspective on the industry and has significant senior leadership and technological expertise. He also has expertise in finance, corporate development, corporate governance and business strategy.

Robert E. Switz was the Chairman, President, and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of network infrastructure products and services, from August 2003 until December 2010, when Tyco Electronics Ltd. acquired ADC. Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions. Within the past five years, Mr. Switz served on the Board of Directors of GT Advanced Technologies Inc., Broadcom Corporation, Cyan, Inc., Pulse Electronics Corporation, Leap Wireless International, Inc., and Gigamon, Inc. Mr. Switz currently serves on the Board of Directors for Marvell Technology Group Ltd. and FireEye, Inc. Mr. Switz holds an MBA from the University of Bridgeport and a BS in Business Administration from Quinnipiac University. Mr. Switz was appointed Chairman of the Board of Directors in 2012.

Mr. Switz's experience as Chief Executive Officer and Chairman of a leading technology company has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

There are no family relationships between any of our directors or executive officers.

The Board of Directors recommends voting "FOR" approval of the nominees listed above.

CORPORATE GOVERNANCE

Director Resignation

Mercedes Johnson and Lawrence Mondry have indicated that they will be resigning from our Board of Directors immediately prior to the upcoming Annual Meeting of Shareholders. As a result, they will not be standing for re-election to the Board, and we will be amending and restating our bylaws to reduce the size of the Board to seven members. We appreciate Ms. Johnson’s and Mr. Mondry’s contributions to Micron and wish them success in their future endeavors.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all our directors, officers and employees. A copy of the Micron Code of Business Conduct and Ethics is available at www.micron.com and is also available in print upon request. Any amendments or waivers of the Code of Business Conduct and Ethics will also be posted on our website within four business days of the amendment or waiver as required by applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the Listing Rules of the Nasdaq Stock Market LLC ("Nasdaq").

Sustainability

We believe that a commitment to corporate sustainability and supporting our global community is a critical part of our mission to deliver innovative solutions that accelerate our customers' success. Our Board of Directors considers sustainability issues an integral part of its business oversight, and has encouraged a proactive approach toward mitigating our impact on the environment, supporting our team members and the communities in which they live, driving transparency and accountability in our supply chain, and developing products that support a sustainable future, and we report annually on our progress.

Director Independence

The Board of Directors has determined that directors Bailey, Beyer, Byrne, Gomo, McCarthy and Switz qualify as independent directors. In determining the independence of our directors, the Board of Directors has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. None of these directors have a relationship with us, other than any relationship that is categorically not material under the guidelines referenced above. See "Certain Relationships and Related Transactions."

Board of Directors Leadership Structure

Mr. Switz has served as our Chairman of the Board of Directors since February 2012. We do not have a fixed policy on whether the roles of Chairman and Chief Executive Officer should be separate or combined. The decision is based on our and our shareholders' best interests under the circumstances existing at the time. In his role as Chairman, Mr. Switz oversees meetings of the independent directors and acts as a liaison between the independent directors and Chief Executive Officer.

Risk Assessment Role

The Board of Directors is responsible for overseeing the major risks we face and reviewing management's proposals for their mitigation. In addition, the Board of Directors has delegated oversight of certain categories of risk to the Audit, Compensation, Finance and Governance and Sustainability Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures, including cyber security, and the steps management has taken to monitor, control, and report such exposures. The Compensation Committee oversees management of risks relating to our compensation plans and programs. The Finance Committee oversees the Company's strategies for management of significant financial risks and contingent liabilities. The Governance and Sustainability Committee manages risks associated with Board of Directors' governance and director independence. The Audit, Compensation, Finance and Governance and Sustainability Committees report to the Board of Directors regularly on matters relating to the specific areas of risk the committees oversee.

Compensation Risks

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. We assessed our compensation programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. We also reviewed the results of our findings with our outside compensation consultant. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk-control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk-to-potential-reward and risk-control. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In most cases, our compensation policies and practices are centrally designed and administered and are substantially the same across the Company. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs.

Compensation Consultant

The Compensation Committee annually engages a compensation consultant to provide a comprehensive review of executive compensation matters. Our compensation consultant provided the Compensation Committee with information for our officers on cash and non-cash compensation elements and historical and trend payment data.

The Compensation Committee has established procedures intended to keep our compensation consultant's advice to the Compensation Committee objective and free of influence from our management. These procedures include: a direct reporting relationship to the Compensation Committee; a provision in the Compensation Committee's engagement letter with the compensation consultant specifying what information, data, and recommendations can be shared with management; and an annual update to the Compensation Committee on the compensation consultant's relationship with us, including a summary of the work performed for us during the preceding 12 months. For fiscal 2018, the specific activities undertaken by the compensation consultants for us included:

•	review non-employee director compensation;

•	review the Compensation Peer Group (as defined in the Compensation Discussion and Analysis) and recommend any changes to its members;

•	benchmark total direct compensation and its components (salary, short-term incentives and long-term incentives) of our officers using several data sources;

•	evaluate our historical pay-for-performance relationship;

•	review the metrics and targets associated with the annual short-term incentives and long-term incentive plans;

•	review the proposed equity grants for executives, along with vesting recommendations;

•	assist with a risk assessment of our compensation practices;

•	review a draft of the compensation discussion and analysis component of proxy disclosure; and

•	attend the Compensation Committee meetings in which executive compensation matters are discussed.

We paid Meridian Compensation Partners, LLC ("Meridian") a total of $274,399 in fiscal 2018 for services provided. Meridian's services related exclusively to the executive and non-employee director compensation consulting work performed for the Compensation Committee and for the Governance and Sustainability Committee.

The Compensation Committee considered the independence of our compensation consultants in light of SEC rules and the Listing Rules of Nasdaq. The Compensation Committee received a letter from the compensation consultant addressing its independence, including the following factors: (i) other services provided to us by them; (ii) fees paid by us as a percentage of their total revenue; (iii) policies or procedures maintained by them that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) whether the individual consultants involved in the engagement owned shares of our Common Stock; and (vi) any business or personal relationships between our executive officers and them or the individual consultants involved in the engagement. The Compensation Committee concluded that there were no conflicts of interest with our compensation consultants.

Board of Directors Meetings and Committees

Our Board of Directors held six meetings during fiscal 2018. The Board of Directors met in Executive Session (meetings in which only non-employee directors are present) four times during fiscal 2018. In fiscal 2018, the Board of Directors had a standing Audit Committee, Compensation Committee, Finance Committee and Governance and Sustainability Committee. During fiscal 2018, the Audit Committee met eight times, the Compensation Committee met six times, the Finance Committee met five times, and the Governance and Sustainability Committee met four times. In addition to formal committee meetings, the chairmen of each committee engaged in regular discussions with management regarding various issues relevant to their respective committees. All incumbent directors attended 75% or more of the total number of meetings of the Board of Directors during fiscal 2018. All incumbent directors who served on the Audit, Compensation, Finance and Governance and Sustainability Committees attended 75% or more of the total number of committee meetings during fiscal 2018. All members of our Board of Directors were present at the Fiscal 2017 Annual Meeting of Shareholders. We encourage director attendance at the Annual Meeting of Shareholders.

The Audit, Compensation, Finance, and Governance and Sustainability Committees each have written charters that comply with SEC and Nasdaq rules relating to corporate governance matters. Copies of the committee charters as well as our Corporate Governance Guidelines are available at www.micron.com and are also available in print upon request to corporatesecretary@micron.com. The Board of Directors has determined that all the members of the Audit, Compensation, and Governance and Sustainability Committees satisfy the independence requirements of applicable SEC laws and the Listing Rules of Nasdaq for such committees.

Our Corporate Governance Guidelines specify a mandatory retirement age of 75 for members of our Board of Directors and provide that the committee chair serve for no more than five years, but give the Board of Directors the discretion in each case to waive the requirement on an annual basis. The Board of Directors has waived the five-year chair limit for Ms. Johnson on the Audit Committee and Mr. Mondry on the Compensation and Governance and Sustainability Committees.

Audit Committee

Mses. Johnson and McCarthy and Messrs. Bailey, Byrne, and Gomo currently serve on the Audit Committee. During fiscal 2018 Ms. Johnson, and Messrs. Bailey, Byrne, and Switz served on the Audit Committee. Ms. Johnson has served as the Chair of the Audit Committee since October 2010. The Board of Directors has determined that all Audit Committee members qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC and that each of these members are sufficiently proficient in reading and understanding our financial statements to serve on the Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in overseeing and monitoring:

•	the integrity of our financial statements;

•	the performance of our internal audit function;

•	the performance of our Independent Registered Public Accounting Firm;

•	the qualifications and independence of our Independent Registered Public Accounting Firm; and

•	our compliance with legal and regulatory requirements.

The Audit Committee is also responsible for preparing the Audit Committee report that is included in our annual Proxy Statement. See "Report of the Audit Committee of the Board of Directors." The complete duties and responsibilities of the Audit Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Compensation Committee

Messrs. Beyer, Byrne, Mondry and Switz currently serve on the Compensation Committee of the Board of Directors. Mr. Mondry has served as the Chair of the Compensation Committee since January 2012. The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. See the "Compensation Discussion and Analysis" and the "Compensation Committee Report" for information regarding how the Compensation Committee sets executive compensation levels. The Compensation Committee has authority to delegate any of its responsibilities to a subcommittee as it may deem appropriate in its judgment. The complete duties of the Compensation Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Finance Committee

Ms. Johnson and Messrs. Mehrotra and Mondry currently serve on the Finance Committee. Mr. Mehrotra joined the Finance Committee when he became our President and CEO in May 2017. Ms. Johnson has served as the Chair of the Finance Committee since October 2015. The Finance Committee represents and assists the Board of Directors in discharging its responsibilities with respect to our financial policies, financial strategies and capital structure. The complete duties of the Finance Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Governance and Sustainability Committee

Messrs. Bailey, Beyer and Switz currently serve on the Governance and Sustainability Committee. During fiscal 2018 Ms. Johnson, and Messrs. Bailey, Beyer, Byrne, Mondry and Switz served on the Governance and Sustainability Committee. Mr. Beyer has served as Chair of the Governance and Sustainability Committee since July 2018. The responsibilities of the Governance and Sustainability Committee include assisting the Board of Directors in discharging its duties with respect to the following:

•	the identification and selection of nominees to our Board of Directors;

•	director compensation;

•	oversight and monitoring of the development and integration of material social and environmental strategies;

•	the development of our Corporate Governance Guidelines; and

•	the annual evaluations of the Board of Directors and its committees.

The complete duties and responsibilities of the Governance and Sustainability Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

The Governance and Sustainability Committee is responsible for identifying nominees for our Board of Directors. While we do not have a list of minimum qualifications that nominees must possess or a specific policy regarding diversity, the following factors are strongly considered by the Governance and Sustainability Committee in making its recommendations:

•substantial experience in the semiconductor industry or related industries;

•strong business acumen and judgment;

•excellent interpersonal skills;

•	business relationships with key individuals in industry, government and education that may be of significant assistance to us and our operations;

•	familiarity with accounting rules and practices; and

•	"independence" as defined and required by the Listing Rules of Nasdaq and relevant rules and regulations of the SEC.

In the event the Board of Directors determines that it would be advisable to add additional members to the Board of Directors, the Governance and Sustainability Committee works with a third party executive search firm to assist them in the identification and evaluation of potential candidates to our Board of Directors.

The Governance and Sustainability Committee will consider director nominee recommendations from shareholders. Shareholder recommendations for directors are subject to the same criteria used to evaluate other candidates. Shareholders wishing to recommend a prospective nominee should submit the candidate's name and qualifications to our Corporate Secretary at corporatesecretary@micron.com. Our Bylaws contain the provisions that address the process by which a shareholder may nominate an individual to stand for election to our Board of Directors. A copy of our Bylaws can be found on the Corporate Governance page of our website at www.micron.com and is available in print upon request to corporatesecretary@micron.com.

Executive Sessions and Communications with the Board of Directors

Mr. Switz has been the Chairman of our Board of Directors since February 2012. As part of his duties as Chairman, Mr. Switz chairs Executive Session meetings of our Board of Directors. Shareholders and interested parties wishing to communicate with our Board of Directors may contact Mr. Switz at chairman@micron.com.

COMPENSATION OF DIRECTORS

The Governance and Sustainability Committee of the Board of Directors oversees the setting of compensation for our non-employee members of the Board of Directors. Each year the Governance and Sustainability Committee works with our compensation consultant to review and evaluate director compensation for the ensuing fiscal year, in light of prevailing market conditions. The compensation consultant gathers and reviews market data for non-employee directors from the same Compensation Peer Group used to evaluate officer compensation. For a discussion of peer group companies please see "Executive Compensation and Related Information – Compensation Discussion and Analysis." Upon completion of its review and evaluation, the Governance and Sustainability Committee recommended that the Board of Directors make no changes to director compensation for fiscal 2019.

Elements of Director Compensation

Annual Retainer and Committee Chair Remuneration

Non-employee directors are entitled to receive an annual retainer of $125,000 in fiscal 2018. Pursuant to our 2008 Director's Compensation Plan (the "DCP"), which operates as a sub-plan of the Amended and Restated 2007 Equity Incentive Plan (the 2007 Plan"), non-employee directors may elect to take some or all of their annual retainer in the form of cash, shares of Common Stock or deferred rights to receive Common Stock upon termination as a director. Employee directors receive no additional or special remuneration for their service as directors.

Set forth below are the amounts directors are entitled to receive for their service as committee chair or Chairman of the Board of Directors:

	2019	2018
Audit Committee Chair	$35,000	$35,000
Compensation Committee Chair	30,000	30,000
Finance Committee Chair	20,000	20,000
Governance and Sustainability Committee Chair	20,000	20,000
Chairman of the Board of Directors	150,000	150,000

Except for the foregoing, directors do not receive any additional or special cash remuneration for their service on any of the committees established by the Board of Directors. We reimburse directors for travel and lodging expenses, if any, incurred in connection with attendance at Board of Directors' meetings.

Equity Award

Non-employee directors receive an annual equity award. Since fiscal 2007, the equity award has been exclusively in the form of restricted stock. The "targeted value" for the annual non-employee director equity award is established each year by the Board of Directors following discussions with our compensation consultant and has been set at $250,000 since fiscal 2015. The number of restricted shares awarded to each non-employee director is determined by dividing the applicable targeted value by the Fair Market Value of a share of our Common Stock, as defined under our equity plans. For purposes of our equity plans, "Fair Market Value" is the closing price of our Common Stock on the last market-trading day prior to the date of grant. The restrictions on the shares awarded in fiscal 2018 lapse for 100% of such shares on the first anniversary of the date of grant (the "Vesting Period"). Notwithstanding the foregoing, the restrictions will lapse for 100% of such shares in the event a director either reaches the mandatory retirement age or retires from the Board of Directors during the Vesting Period having achieved a minimum of three years of service with the Board of Directors prior to the effective date of their retirement.

Fiscal 2018 Director Compensation

The following table details the total compensation earned by our non-employee directors in fiscal 2018.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Robert L. Bailey	$123,231	$249,983	$373,214
Richard M. Beyer	125,650	249,983	375,633
Patrick J. Byrne	123,231	249,983	373,214
Mercedes Johnson	177,619	249,983	427,602
Lawrence N. Mondry	169,270	249,983	419,253
Robert E. Switz	276,107	249,983	526,090

(1)
On October 24, 2017, each director who was not an employee was granted 6,015 shares of restricted stock with a grant date fair value of $249,983 ($41.56 per share). For information on the restrictions associated with these awards, see "Elements of Director Compensation – Equity Award" above.

Stock Ownership Guidelines

We have established stock ownership guidelines for our directors. The minimum ownership guideline for directors is to hold shares with a value equal to five times their annual retainer. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Directors are given five years to meet the ownership guidelines. The Governance and Sustainability Committee reviews the Ownership Guidelines annually and monitors each person's progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon directors if the stock ownership guidelines are not met. All our directors are in compliance with the guidelines.

The following table shows non-employee director compliance with the guidelines as of the Record Date:

Director	Guideline Multiplier	Guideline Amount	Compliance with Guideline
Robert L. Bailey	5	$625,000	Yes
Richard M. Beyer	5	625,000	Yes
Patrick J. Byrne	5	625,000	Yes
Steven J. Gomo	5	625,000	(1)
Mercedes Johnson	5	625,000	Yes
Mary Pat McCarthy	5	625,000	(1)
Lawrence N. Mondry	5	625,000	Yes
Robert E. Switz	5	625,000	Yes

(1) Mr. Gomo and Ms. McCarthy have until October 16, 2023 to meet the guidelines because they first joined the Board in 2018.

Please refer to page 26 for information on the stock ownership guidelines for our Named Executive Officers, including Mr. Mehrotra.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth security beneficial ownership information of our Common Stock as of the Record Date, based on the most current information provided to us by the beneficial owners, available to us from our own records or provided in SEC filings made by the beneficial owners, for (i) persons known by us to own beneficially more than 5% of our Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "Summary Compensation Table" set forth herein, and (iv) all directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total Beneficial Ownership	Percent of Class(3)
The Vanguard Group, Inc.(4)	79,860,552		79,860,552	7.1%
BlackRock, Inc.(5)	72,242,231		72,242,231	6.4%
PRIMECAP Management Company(6)	58,390,611		58,390,611	5.2%
Robert L. Bailey	102,204		102,204	*
Richard M. Beyer	80,980		80,980	*
Manish Bhatia	167,997		167,997	*
Patrick J. Byrne	121,003		121,003	*
Scott J. DeBoer	164,722		164,722	*
Steven J. Gomo	5,159		5,159	*
Mercedes Johnson	41,453		41,453	*
Mary Pat McCarthy	5,159		5,159	*
Ernest E. Maddock	206,552		206,552	*
Sanjay Mehrotra(7)	449,756		449,756	*
Lawrence N. Mondry	139,287		139,287	*
Sumit Sadana	111,030		111,030	*
Robert E. Switz	51,162		51,162	*
David A. Zinsner	83,493		83,493	*
All directors and executive officers as a group (18 persons)	2,219,526	2,250	2,221,776	*

*	Represents less than 1% of shares outstanding

(1)	Includes unvested shares of restricted stock and excludes shares that may be acquired through the exercise of outstanding stock options.

(2)	Represents shares that an individual has a right to acquire within 60 days of the Record Date.

(3)	For purposes of calculating the Percent of Class, shares that the person or entity had a Right to Acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.

(4)
As of December 31, 2017, The Vanguard Group, Inc. ("Vanguard") had sole voting power as to 1,598,571 shares, sole dispositive power as to 78,078,776 shares, shared voting power as to 216,694 shares, and shared dispositive power as to 1,781,776 shares. This information was taken from Schedule 13G filed on February 9, 2018. Vanguard's business address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of December 31, 2017, BlackRock, Inc. had sole voting power as to 63,438,301 shares and sole dispositive power as to 72,242,231 shares. This information was taken from Schedule 13G filed on February 8, 2018. BlackRock's business address is 55 East 52nd Street, New York, NY 10055.

(6)
As of December 31, 2017, PRIMECAP Management Company had sole voting power as to 15,732,700 shares and sole dispositive power as to 58,390,611 shares. This information was taken from Schedule 13G filed on February 27, 2018. PRIMECAP Management Company's business address is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(7)	Includes 52,732 shares held by the Sangeeta Mehrotra Grantor Retained Annuity Trust (Micron).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents material information helpful or necessary to understand the objectives and policies of our compensation program for executive officers and the compensation reported in the tables that follow. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals:

•	Manish Bhatia, our Executive Vice President, Global Operations;

•	Scott J. DeBoer, our Executive Vice President, Technology Development;

•	Sanjay Mehrotra, our President and Chief Executive Officer;

•	Sumit Sadana, our Executive Vice President and Chief Business Officer; and

•	David A. Zinsner, our Senior Vice President and Chief Financial Officer.

In addition, we have included information for Ernest E. Maddock who served as an executive officer for a portion of fiscal 2018. Mr. Maddock served as our Senior Vice President and Chief Financial Officer until February 2018 and as an advisor to the Company until June 2018.

Throughout this discussion, the foregoing individuals are referred to as our "Named Executive Officers."

Executive Summary

Fiscal 2018 Highlights

•	We achieved record financial performance for the second year in a row, including:

◦	$30.39 billion in revenue, up 50% compared to fiscal 2017;

◦	$14.14 billion in GAAP net income, or $11.51 earnings per diluted share, up 178% and 161%, respectively, compared to fiscal 2017; and

◦	$17.40 billion in operating cash flow, up 113% compared to fiscal 2017.

•
We paid $9.42 billion to prepay or repurchase debt and settle conversions of our debt, which reduced the total carrying value of our debt to $4.64 billion exiting the fiscal year and we ended our fiscal 2018 with $7.36 billion of cash, marketable investments, and restricted cash.

•	We announced that our Board of Directors had authorized the discretionary repurchase of up to $10 billion of our outstanding common stock beginning in fiscal 2019.

•	We achieved significant accomplishments in key end markets, including:

◦	significantly increased sales of solid state drives, with enterprise and cloud more than doubling compared to fiscal 2017;

◦	significantly increased sales to the datacenter and graphics markets, comprising more than one-third of revenue in fiscal 2018; and

◦	achieved record quarterly revenue in the fourth quarter of 2018 in each of the automotive, mobile, and multi-package markets.

•	We remained focused on our key priorities and company strategy and achieved significant key accomplishments in our product and process technology, including:

◦	increased production of DRAM bits per wafer at a higher rate than the industry, reducing the cost gap with our competitors;

◦	commercialized CMOS under the Array, QLC, and array stacking on 3D NAND;

◦	bit shipment crossover for 1X nm DRAM in the client and graphics markets.

Total Shareholder Return ("TSR")

The following chart shows our relative TSR data as compared to the median of our Compensation Peer Group.

The information presented is based on closing prices on or nearest August 30 for each period presented above and represents annualized rates of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid, if any, on reinvested dividends.

Objective of our Executive Compensation Program

Our primary long-term corporate objective is to create superior value for our shareholders. The objective of the executive compensation program is to attract, motivate, reward, and retain highly qualified executive officers who are able to achieve the corporate objective of superior value for our shareholders. The executive compensation program is designed to provide a foundation of fixed compensation (base salary and time-based restricted shares) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities, such as cash bonuses and performance-based restricted stock units), that align the interests of executives with those of our shareholders. We also use time-based stock options, the value of which is directly tied to stock price performance.

Compensation Highlights

•
In October 2017, the Compensation Committee set compensation levels and performance goals for fiscal 2018 based on a review of financial results, projections, individual contributions, strategic objectives, Market Data (as defined below), and market conditions.

◦	As a result of this review, fiscal 2017 compensation levels for our Named Executive Officers (other than Mr. Zinsner, who joined in February 2018) were adjusted for fiscal 2018 as follows:

Executive Officer	Base Salary	Short-term Incentive(1)	Long-term Incentive
Manish Bhatia	Unchanged	Unchanged	Unchanged
Scott J. DeBoer	Increased	Increased	Increased
Sanjay Mehrotra	Unchanged	Unchanged	Unchanged
Sumit Sadana	Unchanged	Unchanged	Unchanged
Ernest E. Maddock	Increased	Unchanged	Unchanged

(1)	As a percentage of base salary.

◦
Our Named Executive Officers are eligible to earn short-term incentive awards pursuant to our Executive Officer Performance Incentive Plan ("EIP"). The Compensation Committee selected performance goals for our Named

Executive Officers due to their correlation to the creation of shareholder value and their alignment with our strategic objectives.

▪
For fiscal 2018, the Compensation Committee established an objective overarching “umbrella” goal that required the Company to meet a fiscal year revenue threshold to fund underlying goals. The funded amount would then be reduced at the Compensation Committee's discretion, based on the achievement of corporate goals and each Named Executive Officer's individual performance.

▪	For fiscal 2018, our corporate goals were tied to profitability and achieving certain technology, product, cost and customer milestones.

▪
In fiscal 2018 the Compensation Committee made a mid-cycle change to one of our EIP goals to reflect the Company's move from floating-gate NAND products to replacement-gate NAND products as the prior goal was no longer applicable to the Company's product strategy.

◦	The following pay mix, based on target amounts, was established for our Named Executive Officers for fiscal 2018:

Pay Mix Percentage of Overall Pay
88%
6%
6%
72%
13%
15%
77%
14%
9%
74%
14%
12%
78%
11%
11%
70%
15%
15%
Bhatia(1)
DeBoer
Mehrotra
Sadana
Zinsner(2)
Maddock
Base Salary
Short-term Incentive
Long-term Incentive

(1)	Mr. Bhatia's long-term equity incentive total for fiscal 2018 includes his new hire equity award, valued at $5,000,000 on the grant date, in the form of time-based restricted stock.

(2)
Mr. Zinsner's long-term equity incentive total for fiscal 2018 includes his new hire equity award, valued at $2,000,000 on the grant date, and his pro-rated fiscal 2018 target award, valued at $2,250,000, each of which was awarded as a mix of 50% time-based restricted stock and 50% stock options.

◦
Other than new hire awards and Mr. Zinsner's long-term equity incentive (which was a mix of 50% options and 50% time-based restricted stock) we used a mix of 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock units for our fiscal 2018 long-term equity incentives.

◦
The metrics for our performance-based restricted stock units include two technology sales goals and a company valuation goal based on our forward price to earnings ratio. Each goal has a two-year measurement period plus an additional year of time-based vesting. We believe a two-year period better measures our performance because of the volatility in our business and stock price.

•	CEO Compensation

◦	Mr. Mehrotra's base salary, long-term equity incentive opportunity and short-term incentive target did not change for fiscal 2018.

◦
For fiscal 2018, Mr. Mehrotra's base salary and long-term incentive opportunity were between the market 50th and 75th percentiles. Mr. Mehrotra's short-term incentive target was at the 50th percentile.

Corporate Governance and Compensation Practices Highlights

•
The EIP is performance-based. Prior to fiscal 2018 we had no history of changing performance metrics mid-cycle. As noted above, in fiscal 2018 the Compensation Committee made a mid-cycle change to one EIP goal to reflect the Company's move from floating-gate NAND products to replacement-gate NAND products.

•
We offer limited perquisites to our Named Executive Officers and, other than the Deferred Compensation Plan, we do not offer any special retirement benefits for our Named Executive Officers other than participation in our retirement plans on the same basis as other employees.

•	We do not have agreements with our Named Executive Officers that provide tax gross-up protection for change in control excise taxes.

•	Our equity incentive plans prohibit repricing of options or stock appreciation rights ("SARs") (directly or indirectly) without prior shareholder approval.

•
Our equity incentive plans were amended in August 2016 to replace "single-trigger" vesting provisions with "double-trigger" vesting provisions in the event of a change in control for awards granted after August 25, 2016.

•	Our insider trading policy prohibits our officers and directors from engaging in pledging or hedging activities involving our stock.

•	We have an independent Chairman of the Board of Directors.

•
We have a compensation recoupment ("clawback") policy that provides for recoupment of incentive compensation paid to current and former officers in the event of an accounting restatement due to material noncompliance.

•	Our executive officers and directors were in compliance with our stock ownership guidelines for fiscal 2018.

Consideration of the Fiscal 2017 Advisory Vote on Executive Compensation

At the Fiscal 2017 Annual Meeting of Shareholders on January 17, 2018, in our annual advisory vote on executive compensation, 93% of the shares voted in support of the compensation of our Named Executive Officers. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the fiscal 2017 advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and our overall executive pay practices have strong shareholder support and have been effective in implementing our stated compensation philosophy and objectives. The Compensation Committee recognizes that executive pay practices and governance principles continue to evolve. Consequently, the Compensation Committee intends to continue to seek the advice and counsel of its compensation advisors. Our shareholders may communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board of Directors. Please refer to "Executive Sessions and Communications with the Board of Directors" on page 9 for information about communicating with the Board of Directors.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities with respect to the compensation of our officers. The Compensation Committee has direct responsibility to review and approve corporate goals and objectives used to determine the CEO's compensation, evaluate his performance in light of such goals and objectives, and determine and approve his compensation level based on that evaluation. The Compensation Committee also reviews the evaluation process and compensation structure for our Named Executive Officers and approves their compensation.

The Compensation Committee annually engages an outside compensation consultant. The Compensation Committee also works closely with our CEO with respect to the determination of compensation of other officers. A more complete description of the Compensation Committee's responsibilities is provided in the Compensation Committee's Charter approved by the

Board of Directors, which can be found on our website, www.micron.com. A more complete description of the role of the CEO and our compensation consultant in the compensation process is described later in this Compensation Discussion and Analysis. Additional information regarding our compensation consultant, the specific activities they undertake for us, and their fees can be found under "Corporate Governance – Compensation Consultant" on page 6.

Guiding Principles

We believe we have the best opportunity to attract, motivate, reward and retain qualified individuals, and thus meet our overall objective of increasing shareholder value, by offering a compensation package that is "reasonable" and "competitive" with what our executives could otherwise obtain in the market, and especially from companies within our Compensation Peer Group. Our Compensation Peer Group consists of companies that we believe are especially likely to be our competitors for executive talent and is discussed further in "Market Data Defined" below. What is "reasonable" and "competitive" is gauged against the Market Data and reviewed by the Compensation Committee for each of the primary elements of compensation.

Reasonable

As an indication of reasonableness, the Compensation Committee considers the Market Data median. We believe it is important to retain flexibility in determining the compensation of our officers and, when appropriate, to deviate from the Market Data median due to factors such as:

•
differences in position and level of responsibility among officers, both in absolute terms and relative to our other officers and as compared to similarly situated officers within the Compensation Peer Group,

•	past and anticipated contributions,

•	technical expertise,

•	Company performance,

•	applicable business unit performance, and

•	length of service and/or experience both in absolute terms and relative to our other officers and as compared to officers within the Compensation Peer Group.

The semiconductor industry is highly volatile and Market Data, which is a compilation of data from many companies, may change dramatically from year to year. Market Data can change as compensation practices change, executives retire or are replaced with less experienced and lower-paid executives, goals are achieved or not achieved resulting in varying payouts, participants in proprietary surveys change, and the completeness or accuracy of compensation data improves or deteriorates. Accordingly, what may have been the "median" or within a reasonable range of competitiveness in one year, may be higher or lower for the next. For this reason, even though the Compensation Committee manages compensation in accordance with such guiding principles, officer compensation may vary, above or below the median, or a range from the median, year over year.

Competitive

Given our experience, as well as advice we have received from our compensation consultant, we believe a competitive compensation package will consider and measure compensation practices for executive positions with respect to three primary elements of compensation:

•	base compensation (salary),

•	short-term incentive compensation (cash bonus programs), and

•	long-term incentive compensation (stock options, time-based restricted stock and performance-based restricted stock units).

We do not require that a particular element comprise a set portion of the total compensation mix. We do believe, however, that a significant portion of the compensation should be variable (such as performance-based incentives) as compared to fixed (such as base salary and time-based restricted shares) and that such variable compensation aligns executives' interests with those of our shareholders. Additionally, although the Compensation Committee reviews total direct compensation (which is the sum of base salary, short-term incentive and long-term incentive compensation) for each of our Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

Compensation-setting Process and the Determination of Compensation Levels

The Compensation Committee reviews the compensation of our executive officers on an annual basis and sets compensation levels at the beginning of each fiscal year. As part of this process, the Compensation Committee reviews our financial results for the year just ended, projections for future periods, our strategic business plan and the Market Data provided by our compensation consultant. The Compensation Committee also works with our CEO to establish performance goals that further our strategic objectives.

Our compensation consultant reviews the most recent available data and identifies the Market Data values for the 25th, 50th (i.e. median), and 75th percentile with respect to each position or rank. Our compensation consultant compares our compensation data, both as to elements and amounts to be paid or potential value to be delivered, with that of the Market Data and reports its findings to the CEO and the Compensation Committee. Our CEO works with our compensation consultant by providing our financial data with respect to the most-recently completed fiscal year. The CEO also reviews projected financial results for the current fiscal year and our strategic business plan. The CEO makes suggestions as to base salary, recommends a potential set of company-wide and/or business unit metrics and targets for the current fiscal year with respect to short-term incentives and offers suggestions as to long-term incentive compensation for the executive officers other than himself. He makes no recommendations as to his own level of compensation. The Compensation Committee reviews the Market Data, discusses the Market Data with the CEO and with the compensation consultant, discusses individual officer performance based on input from the CEO and, without the CEO present, discusses the CEO's own performance for the most-recently completed fiscal year and anticipated performance for the current year. The Compensation Committee uses the Market Data and the deliberations to determine whether our compensation is competitive and reasonable as described above and whether, and to what extent, the Compensation Committee believes it would be appropriate to deviate from the Market Data and competitive practices. Following this deliberation, the Compensation Committee exercises its business judgment to certify the payment of compensation based on the financial results for the most-recently completed fiscal year, and approves the compensation for the current fiscal year, including the metrics and targets for the current year.

Components of the Executive Compensation Program

Fiscal 2018 Base Salaries

The purpose of a competitive base salary is to compensate executives for performing their day-to-day job responsibilities. Base salaries are generally targeted to approximate the Market Data median but may be above or below depending upon an executive's contributions, experience, performance and length of service. At the completion of fiscal 2017, Market Data showed that the base salaries of Messrs. Bhatia, DeBoer, and Maddock were below the 50th percentile for their positions or ranks, and base salaries of Messrs. Mehrotra and Sadana were above the 50th percentile for their positions or ranks. The following table shows our Named Executive Officers' fiscal 2018 salaries as compared to fiscal 2017.

Executive Officer	Fiscal 2018 Base Salary	Base Salary % Change From Fiscal 2017
Manish Bhatia	$635,000	—%
Scott J. DeBoer	520,000	11%
Sanjay Mehrotra	1,200,000	—%
Sumit Sadana	675,000	—%
David A. Zinsner	620,000	NA
Ernest E. Maddock	640,000	3%

Fiscal 2018 Short-Term Incentive Awards

With respect to short-term incentive compensation, we pay for achievement of financial, operational and strategic objectives approved by the Compensation Committee at the beginning of each fiscal year. The short-term incentive opportunities are set to be competitive with market practices but actual incentive payouts are commensurate with achievement. Thus, we have adopted a "pay for performance" approach as it relates to short-term incentives.

We provided annual short-term incentive cash awards to our executive officers pursuant to the EIP. The EIP was last approved by our shareholders in January 2018. The purpose of the EIP is to attract, retain and reward qualified executives, who are important to our success, by providing performance-based, incentive cash awards for outstanding performance at the individual, business-unit and/or company-wide level.

The short-term incentive "opportunity" ("Target Award") for each Named Executive Officer is stated in terms of a specified percentage of such officer's base salary and is designed to reward participants for the achievement of specified short-term company-wide and/or business unit financial, operational or strategic goals. The Compensation Committee believes the pre-determined goals, regardless of whether tied to company-wide or business unit performance, promote our long-term success and shareholder value.

For fiscal 2018, the Compensation Committee established an objective overarching “umbrella” goal that required the Company to meet a fiscal year revenue threshold to fund underlying goals. If and only if the revenue goal was achieved, each Named Executive Officer's Target Award would be funded to $3 million (the maximum permitted under the EIP), but would then be reduced at the Compensation Committee's discretion, based on the achievement of the Company's profitability goal, strategic goals, and each Named Executive Officer's individual performance.

The Compensation Committee established the following Company-wide goals for fiscal 2018:

•	Profitability – achieving targeted levels of net income; and

•	Strategic Goals – achieving certain technology, product, cost and customer milestones.

The target incentive amounts payable under the EIP for achievement of the fiscal 2018 goals are shown in the columns "Estimated Future Payouts under Non-Equity Incentive Plan Awards" of the "Grants of Plan-Based Awards in Fiscal 2018" table. All goals were established with threshold (50%), target (100%) and maximum (200%) payout levels, with the threshold, target and maximum payouts requiring a significant level of execution and effort and no assurance of goal achievement.

Target Awards established for fiscal 2018 for our Named Executive Officers were measured against the Market Data median, as part of the Compensation Committee's efforts to make such opportunities "Reasonable" as described above. Though the Market Data median is instructive, the Compensation Committee also considers the other factors described under the section labeled "Reasonable" above when determining Target Awards for our Named Executive Officers. For fiscal 2018, the following Target Awards were established, and were unchanged from fiscal 2017 (except for Mr. DeBoer, whose target was increased from 80% to 90%):

Executive Officer	% of Base Salary
Manish Bhatia	100%
Scott J. DeBoer	90%
Sanjay Mehrotra	150%
Sumit Sadana	110%
David A. Zinsner	100%
Ernest E. Maddock	100%

The levels of achievement were reviewed by the Compensation Committee based on fiscal 2018 results and our Named Executive Officers received bonuses in the following amounts:

Executive Officer	% of Target Achieved	Bonus Paid
Manish Bhatia(1)	165%	$918,221
Scott J. DeBoer	200%	936,000
Sanjay Mehrotra(2)	200%	3,000,000
Sumit Sadana	200%	1,485,000
David A. Zinsner(1)	150%	493,105
Ernest E. Maddock	150%	960,000

(1) Bonuses for Messrs. Bhatia and Zinsner were prorated to reflect their length of service in fiscal 2018.

(2) Mr. Mehrotra's bonus was capped at $3,000,000 pursuant to the maximum award limit imposed by the EIP.

The EIP calls for certain performance goals to be modified with respect to major corporate transactions if permitted by Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). These events are more fully described in the EIP. Additionally, the Compensation Committee has the discretion to modify performance goals with respect to Target Awards that are not intended to satisfy Section 162(m) if the Compensation Committee determines that due to changes in our business, operations, corporate or capital structure, the existing performance goals are rendered unsuitable for a given performance period. In fiscal 2018, the Compensation Committee modified one of our technology acceleration goals, because our business plan changed from the development of floating-gate NAND to the development of replacement-gate NAND. Upon the occurrence of a "change in control" (as defined in the EIP), performance periods are deemed to have ended and the Compensation Committee will determine whether performance goals were achieved. Finally, the Compensation Committee always retains the ability to exercise "negative discretion" and reduce an amount otherwise earned pursuant to the EIP. As described above, in fiscal 2018 the Compensation Committee modified one of the performance goals related to company strategy, as a result of a change to our business plan.

Fiscal 2018 Long-Term Equity Incentives

We believe long-term incentive compensation should be tied to our success and promote increases in shareholder value. Accordingly, performance-based restricted stock unit awards are a significant component of our executive compensation program. We believe these awards are especially aligned with shareholders' interests as their value is dependent upon the achievement of key operational milestones or stock price performance. To help retain executives, we also grant time-based restricted stock awards. The Compensation Committee reviews peer data related to mix and works with its independent compensation consultant to determine the allocation and type of performance- and time-based awards to grant each fiscal year.
In setting fiscal 2018 compensation, the Compensation Committee did not change the mix of long-term equity incentives for our Named Executive Officers from the 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock unit mix established last year, except with respect to Mr. Zinsner, who received a mix of 50% options and 50% time-based restricted stock.

With respect to time-based restricted stock awards for fiscal 2018, restrictions lapse as to one-third of the shares on each anniversary of the grant date. With respect to stock option awards for fiscal 2018, one-fourth of the shares vest on each anniversary of the grant date. With respect to the performance-based restricted stock unit awards for fiscal 2018, our Named Executive Officers awards were granted based on the achievement of an “umbrella” goal that required the Company to achieve fiscal 2018 and fiscal 2019 aggregate revenue thresholds to fund underlying goals. If the umbrella goal is achieved, individual executive awards are funded at each Named Executive Officer's long-term equity incentive target, after with the Compensation Committee will exercise negative discretion based on achievement of the Company's technology ramp and Company valuation goals to determine the value of each Named Executive Officer's award. After the award value is determined, the number of performance-based restricted stock units awarded is determined by dividing the Named Executive Officer's target opportunity by the fair market value of the Company’s common stock, up to a cap of 5 million shares. We believe that achievement of the umbrella revenue, technology ramp and Company valuation goals require significant execution and effort by the Named Executive Officers with no assurance of achievement guaranteed. In the absence of at least the umbrella revenue threshold amount being achieved, the restrictions will not lapse and the shares will be forfeited.

In determining the amount of the long-term equity incentive awards for our Named Executive Officers, the Compensation Committee reviewed the Market Data and information provided by Mr. Mehrotra related to the other officer's performance and his recommendation as to the amount of their awards. For information on Mr. Mehrotra's long-term equity incentive, please see the discussion below on CEO compensation. The following table shows our Named Executive Officers' fiscal 2018 long-term equity incentives:

Executive Officer	Fiscal 2018 Long-Term Equity Incentives(1)
Manish Bhatia(2)	$8,800,000
Scott J. DeBoer	2,500,000
Sanjay Mehrotra	10,000,000
Sumit Sadana	4,000,000
David A. Zinsner(3)	4,250,000
Ernest E. Maddock	3,000,000

(1)	Reflects target grant-date fair value.

(2) Mr. Bhatia's long-term equity incentive total for fiscal 2018 includes his new hire equity award, valued at $5,000,000, in the form of time-based restricted stock.

(3)
Mr. Zinsner's long-term equity incentive total for fiscal 2018 includes his new hire equity award, valued at $2,000,000, and his pro-rated fiscal 2018 target award, valued at $2,250,000, each of which was awarded as a mix of 50% time-based restricted stock and 50% stock options.

We have not and do not plan to time the granting of long-term incentive awards (or the payment of any other compensation) with the release of material, non-public information. Historically, long-term incentive awards have been made in the first quarter of the fiscal year with the exact grant date corresponding with the date of the meeting of the Compensation Committee. Historically, long-term incentive grants to the Named Executive Officers are approved by the Compensation Committee on the same day as the grants to other executive officers and the exercise price of stock options is equal to the fair market value of our Common Stock as defined by the equity plan pursuant to which the award is granted. For purposes of our equity plans, fair market value is defined as the closing price as quoted on Nasdaq for the last market-trading day prior to the date of grant.

Other Fiscal 2018 Employee Benefits

We provide a competitive level of time-off, health, life, disability, and retirement benefits to substantially all employees. The Named Executive Officers participate in the same plans as our other employees. Executive perquisites, which for us are minor in scope and amount, are not considered to be material elements of compensation.

CEO Compensation

The following charts show one-year relative TSR data and CEO compensation for us and our Compensation Peer Group. The information presented in the chart below is based on closing prices of our Common Stock on August 30, 2017, and August 30, 2018, and represents the rates of return of our Common Stock reflecting price appreciation plus reinvestment of any dividends and the compounding effect of any dividends paid on reinvested dividends.

The CEO pay information presented in the chart below represents peer compensation data via proxy statements presented to the Compensation Committee in July 2017. The 50th percentile presented in the charts below represents total target direct compensation (i.e. the sum of base salary, short-term incentive and long-term incentive compensation).

This data was considered by the Compensation Committee when establishing Mr. Mehrotra's total target direct compensation for fiscal 2018.

The Compensation Committee reviewed Market Data in setting Mr. Mehrotra's compensation for fiscal 2018. Mr. Mehrotra's compensation is comprised of the following elements:

Base Salary

Mr. Mehrotra's base salary for fiscal 2018 was $1,200,000. Market Data showed that Mr. Mehrotra's base salary was between the 50th and 75th percentile for CEOs in our Compensation Peer Group.

Short-Term Incentive

Mr. Mehrotra's short-term incentive target was 150% of his base salary for fiscal 2018. Market Data showed that a short-term incentive of 150% of base salary was the median for CEOs in our Compensation Peer Group.

Long-Term Equity Incentive

Mr. Mehrotra's long-term equity incentive opportunity for fiscal 2018 was $10,000,000. Mr. Mehrotra's equity awards were comprised of 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock units. Market Data showed that Mr. Mehrotra's long-term equity incentive was between the 50th and 75th percentile for our Compensation Peer Group.

The following table sets forth the elements and amounts of Mr. Mehrotra's long-term incentive awards:

Awards	Number of Options/ Shares(1)	Grant Date Fair Value(1)
Fiscal 2018
Stock Options	140,308	$2,500,001
Time-based Restricted Stock	108,277	4,499,992
Performance-based Restricted Stock Units	64,775	2,999,960
	313,360	$9,999,953

(1)
Information related to Mr. Mehrotra's long-term incentive award is also included in the "Grants of Plan-Based Awards in Fiscal 2018" table. The stock options are listed in the column "All Other Option Awards: Number of Securities Underlying Options," the time-based share amounts are listed in the column "All Other Stock Awards: Number of Shares of Stock or Units," and the performance-based share amounts are listed in the column "Estimated Future Payouts under Equity Incentive Plan Awards" The values included in those tables reflect the grant-date fair value under ASC 718.

Other Compensation

The Compensation Committee agreed to reimburse Mr. Mehrotra for commuting expenses, and federal, state and other income taxes resulting from imputed income related to his commuting expenses. See footnote 8 to the Fiscal 2018 Summary Compensation Table for additional information.

Severance and Change in Control Arrangements

Severance Agreements

President and Chief Executive Officer

At the time of his hire, we entered into an executive agreement with Mr. Mehrotra (the "Executive Agreement") providing for severance benefits in certain circumstances. The Executive Agreement provides that if Mr. Mehrotra’s employment is terminated (i) as result of his death or "disability," (ii) by us without "cause" or (iii) as a result of Mr. Mehrotra’s resignation for "good reason," then in addition to receiving his accrued base salary, accrued vacation pay, and other earned and vested employee benefits, Mr. Mehrotra will receive the following severance benefits:

•
salary continuation equal to two times Mr. Mehrotra’s salary in effect upon the date of termination paid in installments during the one-year period following termination (or paid in a lump sum if Mr. Mehrotra’s termination of employment occurs on, or within 12 months after, a "change in control");

•	a pro-rated annual bonus under the EIP for the year of termination, subject to achievement of applicable performance criteria, paid in accordance with the terms of the EIP;

•	an additional bonus of two times Mr. Mehrotra’s target annual bonus under the EIP for the year of termination paid on the anniversary of Mr. Mehrotra’s termination;

•
continued vesting (and exercisability) of any options, restricted stock or other time-based, and, subject to achievement of applicable performance criteria, performance-based equity for the one-year period following Mr. Mehrotra’s termination of employment; and

•
a cash payment equal to the medical benefits and employer qualified plan matching contributions Mr. Mehrotra would have received had Mr. Mehrotra remained employed for an additional two years, paid in a lump sum following termination.

If Mr. Mehrotra’s severance benefits become payable on account of his "good reason" resignation prior to a "change in control," the unvested portion of his sign-on equity award will be forfeited and, in addition, if Mr. Mehrotra becomes employed within one year of his termination of employment, the unpaid portion of his salary continuation benefit will be forfeited. The Executive Agreement also includes a "cut-back" provision, which provides that Mr. Mehrotra’s benefits under the Executive Agreement will be reduced so that no excise tax will apply under Section 280G of the Code, if such reduction will result in a higher net after-tax benefit to Mr. Mehrotra. The Executive Agreement does not provide a tax gross-up for any such tax. Mr. Mehrotra’s entitlement to the benefits provided under the Executive Agreement are conditioned on Mr. Mehrotra signing a release of claims in favor of Micron and on Mr. Mehrotra’s compliance with terms of our non-competition, non-solicitation, and non-disclosure agreement.

Other Named Executive Officers

Each of our other Named Executive Officers have severance agreements (together, the "NEO Severance Agreements"). The NEO Severance Agreements provide for severance benefits upon termination of employment. These benefits begin upon a "separation of service" as defined in Section 409A of the Code, regardless of when a termination of employment or loss of officer status occurs, and ends after one year (or 18 months if termination occurs within 12 months of a change in control). We believe severance agreements for certain of our officers are in the best interests of us and our shareholders, in that they help us attract and retain qualified executive talent, promote candid discussion among our officers, help provide for a smooth transition when there is a change in management, provide the officer with benefits in consideration of a promise not to compete with us after termination of employment, and release us, and our officers, directors, employees and agents from any and all claims.

Provided a Named Executive Officer complies with post-employment obligations and restrictions described below and all other terms of the Severance Agreement, the Named Executive Officer is entitled to receive compensation during the 12- or 18-month period following termination of employment equivalent to the compensation and benefits customarily provided to such Named Executive Officer while employed including, but not limited to, salary, executive bonus, and in certain cases, continued vesting of outstanding stock options and restricted shares. With respect to cash and equity awards that are performance-based, the Named Executive Officer is entitled to receive such awards only if the goals are achieved before or during the 12- or 18-month period following termination of employment. Such terminated Named Executive Officers are not entitled to receive any new awards under our equity plans or the EIP or to the payment of any compensation that would be deferred past the 12- or 18-month period following termination of employment due to payment criteria of an incentive program, as those criteria exist as of the date of termination.

Terminated Named Executive Officers are subject to the following obligations and restrictions:

•	a one-year non-competition obligation,

•	confidentiality obligations related to our proprietary and confidential information that last indefinitely,

•
a non-disparagement and confidentiality obligation surrounding the reasons for, and circumstances of, the Named Executive Officer's termination of employment or change in officer status that lasts indefinitely. However, we may disclose such information if we determine, in our sole discretion, it is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose, and

•	non-solicitation and non-interference provisions relating to our employees and business partners that last at least one year.

Upon receipt of all benefits under the NEO Severance Agreement, we and the Named Executive Officer are considered to have settled, waived, and voluntarily released any and all claims each has or may have against the other, inclusive of any of our affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims are accruing prior to the end of the 12- or 18-month period following termination of employment.

Estimated Severance Payments

See "Potential Payments Upon Termination or Change in Control" on page 35 for a description of the estimated severance amounts as of the end of fiscal 2018 for Messrs. Bhatia, DeBoer, Mehrotra, Sadana, Zinsner and Maddock.

Change in Control Arrangements

We do not have separate change in control agreements for our Named Executive Officers and directors. The Executive Agreement and the NEO Severance Agreements referenced above provide for transitional benefits in the event of termination of employment, including following a change in control. In addition, under the terms of our EIP and our equity compensation plans, awards may be substituted, assumed or accelerated upon a change in control, depending upon the circumstances. In August 2016, the Compensation Committee amended our equity plans to replace "single-trigger" vesting provisions with "double-trigger" vesting provisions in the event of a change in control. As a result, if awards granted after August 25, 2016, are assumed by a successor in connection with a change in control, such awards will not automatically vest and pay out solely as a result of the change in control. Instead, such awards will only vest if within one year after the effective date of the change in control, the participant’s employment is terminated without cause or, in the case of certain participants including our Named Executive Officers, if the participant resigns for good reason. Time-based awards granted prior to August 25, 2016, become fully vested or the applicable restrictions lapse upon a change in control. Performance-based awards granted prior to August 25, 2016, are treated as if all required performance goals were satisfied and are paid within 30 days on a pro-rata basis based on the amount of the performance period completed as of the date of the change in control. The compensation that Named Executive Officers could receive if a change of control occurs is intended to enable them to objectively evaluate whether a potential change in control is in the best interest of us and our shareholders. Estimated value that the Named Executive Officers could receive from our change in control provisions can be found in "Potential Payments Upon Termination or Change in Control" on page 35.

Consideration of Tax Consequences when Making Compensation Decisions

Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 per person paid to certain of our Named Executive Officers (and, starting for our fiscal 2019, paid per person to all of our Named Executive Officers and certain other executive officers). Prior to fiscal 2019, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. The key components of our long-term incentives in the form of stock option grants and performance-based restricted stock unit awards were designed to comply with these requirements. Awards under the EIP also generally were designed to comply with the statute. A number of requirements must be met for particular compensation to qualify, however, there can be no assurance that such compensation will be fully deductible under all circumstances. Although the Compensation Committee considers the deductibility of compensation under Section 162(m) whenever practicable, it reserves the right to grant or approve compensation or awards that may be non-deductible when it believes such compensation or awards are in our and our shareholders' best interests.

"Market Data" Defined

Compensation data is gathered by our compensation consultant from proxy statements of the Compensation Peer Group and from published compensation surveys. The relevant survey and Compensation Peer Group data for fiscal 2018, each as discussed below, were weighted equally by the Compensation Committee and are collectively referred to throughout this discussion as the "Market Data."

Compensation Peer Group Data

Data is gathered from proxy statements and other documents that are filed with the SEC to develop the Compensation Peer Group data.

The compensation consultant works with the Compensation Committee and our management team, including our CEO, to identify peer companies for compensation comparison purposes. The peer companies are primarily selected based on their industry, degree of business match (i.e., semiconductor or electronics manufacturing), and comparability of revenue size. All the peer companies have an industry segment of semiconductor and semiconductor equipment, electronic equipment, instruments, and components or electrical equipment. The companies selected generally fall within a revenue range of approximately 20% to 250% of the size of Micron and have a high degree of business match. We believe our custom peer group is comprised of companies that are likely to be our competitors for executive talent.

Each year the Compensation Committee reevaluates the composition of our Compensation Peer Group to ensure that it reflects industry or economic changes that may have occurred during the fiscal year, such as changes in business strategies, operations, revenues, product lines or availability of information. For fiscal 2018, the composition of our Compensation Peer Group changed with the removal of EMC Corporation, Jabil Circuit, Inc., and Flextronics International and the addition of Advanced Micro Devices, Inc., Intel Corporation, Lam Research Corporation, and NVIDIA Corporation, and is comprised of the following:

Advanced Micro Devices, Inc.	Medtronic Inc.
Applied Materials, Inc.	NVIDIA Corporation
Broadcom Limited	QUALCOMM Incorporated
Corning Incorporated	Seagate Technology Plc.
Danaher Corporation	TE Connectivity Ltd.
Eaton Corporation, Plc.	Texas Instruments Incorporated
Emerson Electric Co.	Thermo Fisher Scientific Inc.
Lam Research Corporation	Western Digital Corp.
Intel Corporation

These companies are referred to in the compensation discussion and analysis as the "Compensation Peer Group."

When collecting and assessing market compensation data, we collect data based on job descriptions first. This permits the Compensation Committee to match positions held by our executives with those of other companies and, as described more fully below, deviate from benchmarked data based on the factors described earlier. If we are not able to match positions to a reasonable number of companies within the Compensation Peer Group, we look to the rank of the person involved and match ranks, e.g., our highest paid officer is ranked to the highest paid officer at each company within the Compensation Peer Group.

Survey Data

Survey data may vary from year to year. For fiscal 2018, our compensation consultant used the Radford Global Technology Survey and information obtained from public filings by the Compensation Peer Group. We believe these surveys are particularly relevant for high-technology companies given the high level of participation by such companies in the survey.

Stock Ownership Guidelines

We have established stock ownership guidelines for our executive officers. The Compensation Committee believes that officers will more effectively manage a company in the best interests of the shareholders if they are also shareholders. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Messrs. Bhatia, DeBoer, Sadana and Zinsner are required to hold shares with a value equal to three times their base salary. Executive officers are given five years to meet the ownership guidelines. The Governance and Sustainability Committee reviews the Ownership Guidelines annually and monitors each covered executive's progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon executive officers if the stock ownership guidelines are not met. All our executive officers are in compliance with the guidelines.

The following table shows compliance with the guidelines as of the Record Date:

Executive Officer(1)	Guideline Multiplier	Guideline Amount(2)	Compliance with Guideline
Manish Bhatia	3	$1,995,000	Yes
Scott J. DeBoer	3	1,680,000	Yes
Sanjay Mehrotra	5	6,500,000	Yes
Sumit Sadana	3	2,145,000	Yes
David A. Zinsner	3	1,905,000	Yes
(1) This guideline no longer applies to Mr. Maddock.

(2) Based on salary amounts as of the Record Date.

Please see page 11 for information on stock ownership guidelines for our directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee Richard M. Beyer Patrick J. Byrne Lawrence N. Mondry Robert E. Switz

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or an officer or employee of any of our subsidiaries during fiscal 2018. During fiscal 2018, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

FISCAL 2018 SUMMARY COMPENSATION TABLE

The following table details the total compensation earned by our Named Executive Officers in fiscal 2018, 2017 and 2016.

Name and Principal Position	Year	Salary(1)	Stock Awards (2)(3)(4)	Option Awards (5)(6)	Non-Equity Incentive Plan Compensation(7)	All Other Compensation(8)	Total
Manish Bhatia	2018	$559,289	$7,850,023	$950,000	$918,221	$177,873	$10,455,406
Executive Vice President,
Global Operations
Scott J. DeBoer	2018	511,154	1,875,032	625,000	936,000	139,029	4,086,215
Executive Vice President,	2017	470,000	1,499,986	499,998	752,000	14,500	3,236,484
Technology Development	2016	470,000	1,322,985	440,996	—	14,250	2,248,231
Sanjay Mehrotra	2018	1,200,000	7,499,952	2,500,001	3,000,000	41,630	14,241,583
President and Chief	2017	387,692	6,885,622	6,885,790	1,147,253	66,669	15,373,026
Executive Officer
Sumit Sadana	2018	675,000	2,999,945	999,997	1,485,000	23,356	6,183,298
Executive Vice President
and Chief Business Officer
David A. Zinsner	2018	331,462	2,124,998	2,124,997	493,105	235,202	5,309,764
Senior Vice President and
Chief Financial Officer
Ernest E. Maddock	2018	491,231	2,723,360	865,446	960,000	238,160	5,278,197
Senior Vice President	2017	610,308	2,250,005	749,997	1,240,000	32,958	4,883,268
and Chief Financial Officer	2016	550,000	1,949,981	686,347	—	59,188	3,245,516

(1)
Mr. Bhatia joined the Company as Executive Vice President in October 2017 and his annual base salary for fiscal 2018 was $635,000. Mr. Zinsner joined the Company as Senior Vice President and Chief Financial Officer in February 2018 and his annual base salary for fiscal 2018 was $620,000. Fiscal 2018 amount for Mr. Maddock represents salary earned up to his resignation from the Company on June 8, 2018.

(2)
The grant-date fair values for the stock awards are based on the closing price on the last market-trading day prior to the date of grant. The grant date fair value of the performance-based awards granted in fiscal 2018, 2017 and 2016 was computed by multiplying (i) the target number of restricted shares or units awarded to each Named Executive Officer, which was the assumed probable outcome as of the grant date, by (ii) either (a) the closing price of our Common Stock on the last market-trading day prior to the date of grant if the performance goal had a performance condition; or (b) the use of the Monte-Carlo simulation which represents the most likely value of the award if the performance goal had a market condition. Although the assumed probable outcome as of the grant date was achievement at the target level, the terms of the awards for performance-based restricted stock unit awards granted in 2018, 2017 and 2016 also provide for achievement of up to 200% of the target amount ("maximum"). The table below presents the aggregate grant-date fair value of stock awards for the periods presented assuming achievement at the maximum level for such performance-based awards:

	2018			2017			2016
Executive Officer	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards
Manish Bhatia	$6,709,971	$1,710,089	$8,420,060
Scott J. DeBoer	1,124,988	1,125,082	2,250,070	$899,993	$899,985	$1,799,978	$793,793	$793,784	$1,587,577
Sanjay Mehrotra	4,499,992	4,499,943	8,999,935	6,885,622	—	6,885,622
Sumit Sadana	1,800,005	1,799,900	3,599,905
David A. Zinsner	2,124,998	—	2,124,998
Ernest E. Maddock	1,823,350	1,350,021	3,173,371	1,350,006	1,349,995	2,700,001	1,169,992	1,169,987	2,339,979

(3)
Mr. Bhatia's amount includes $4,999,985 for his new hire equity awards, in the form of time-based restricted stock. Mr. Zinsner's amount includes $999,986 for his new hire equity awards, in the form of time-based restricted stock.

(4)
In connection with Mr. Maddock's resignation, the Compensation Committee modified Mr. Maddock's equity awards granted on October 24, 2017, to be eligible for vesting during his one-year severance period under his executive agreement. The incremental fair values resulting from the modifications are included in Mr. Maddock's fiscal 2018 Stock Awards and Option Awards columns as below:

Award	Number of Shares Subject to Modification	Incremental Fair Value due to Modification
Fiscal 2018 Stock Awards	10,827	$473,356
Fiscal 2018 Option Awards	10,523	115,453

(5)
Assumptions used in determining the grant-date fair values of option awards are set forth in the "Equity Plans" note to the financial statements included in our annual reports on Form 10-K for fiscal years 2018, 2017 and 2016, which note is incorporated herein by reference.

(6)	Mr. Zinsner's amount includes $999,992 for his new hire equity awards.

(7)
Amounts shown for each of the Named Executive Officers were paid pursuant to the EIP and relate to the achievement of certain performance milestones. The EIP was suspended for fiscal 2016 and despite some performance milestones being met, no bonuses were paid.

(8)
Includes matching contributions paid by us pursuant to our 401(k) plan. For fiscal 2018, $13,750 was contributed for each of Messrs. Bhatia, DeBoer, Mehrotra, Zinsner and Maddock, and $23,356 for Mr. Sadana. Includes matching contributions paid by us pursuant to our Health Savings Account in fiscal 2018 for Messrs. DeBoer and Mr. Maddock in the amounts of $1,000 and $250, respectively. All Other Compensation for fiscal 2018 also included the following for each of the Named Executive Officers:

•
Amount for Mr. Bhatia includes payments related to his overseas assignment in Singapore including $40,707 in expat benefit allowances, $26,947 in housing expenses, $79,861 for a reimbursement of federal, state and other income taxes resulting from imputed income and $7,105 in miscellaneous expense. Amount for Mr. Bhatia also includes $9,503 for legal fee reimbursement.

•	Amount for Mr. DeBoer includes $124,279 for the cash out of his unused time-off.

•
Amount for Mr. Mehrotra includes $22,759 for commuting expenses, including use of Company aircraft. Compensation for aircraft usage was determined based on the aggregate incremental cost to the Company, including fuel, landing fees, ramp/parking fees and other variable costs of operating the airplane. Since the Company's aircrafts are primarily used for business travel, fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the aircraft, and the cost of general maintenance, are excluded. Also includes $5,121 for a reimbursement of federal, state and other income taxes resulting from imputed income related to his commuting expenses.

•
Amount for Mr. Zinsner includes $119,660 in relocation expense, $101,397 for a reimbursement of federal, state and other income taxes resulting from imputed income and $395 in miscellaneous travel expense.

•
Amount for Mr. Maddock includes $162,722 in severance benefits pursuant to Mr. Maddock Severance Agreement (see the "Potential Payments Upon Termination or Change in Control" table.) At the time of his resignation, Mr. Maddock also received $61,334 for accumulated unused time-off.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018

The table below sets forth the plan-based award grants to our Named Executive Officers in fiscal 2018.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Options(5)	Close Price on Grant Date(5)	Grant Date Fair Value of Stock (or Units) and Options(6)
		Threshold	Target	Max	Threshold	Target	Max
Manish Bhatia	10/16/17							123,762				$4,999,985
	10/24/17				12,308	24,616	49,232					1,140,052
	10/24/17							41,145				1,709,986
	10/24/17								53,317	$41.56	$41.60	950,000
		$278,249	$556,497	$1,112,995
Scott J. DeBoer	10/24/17				8,098	16,195	32,390					750,045
	10/24/17							27,069				1,124,988
	10/24/17								35,077	41.56	41.60	625,000
		234,000	468,000	936,000
Sanjay Mehrotra	10/24/17				32,388	64,775	129,550					2,999,960
	10/24/17							108,277				4,499,992
	10/24/17								140,308	41.56	41.60	2,500,001
		900,000	1,800,000	3,000,000
Sumit Sadana	10/24/17				12,955	25,909	51,818					1,199,940
	10/24/17							43,311				1,800,005
	10/24/17								56,123	41.56	41.60	999,997
		371,250	742,500	1,485,000
David A. Zinsner	2/19/18							48,066				2,124,998
	2/19/18								108,669	44.21	44.21	2,124,997
		164,368	328,736	657,473
Ernest E. Maddock	10/24/17				9,717	19,433	38,866					900,010
	10/24/17							32,483				1,349,993
	10/24/17								42,092	41.56	41.60	749,993
		320,000	640,000	1,280,000

(1)
Represents estimated payouts for fiscal 2018 under the EIP. Payment of bonuses under the EIP is dependent upon meeting specified performance goals. A description of the performance milestones associated with such bonuses is included in the "Compensation Discussion and Analysis."

(2)
Represents restricted stock units awarded in fiscal 2018 under the Amended and Restated 2004 Equity Incentive Plan (the "2004 Plan") with performance-based and market-based restrictions. Information related to the performance-based and market-based restrictions associated with these shares is contained in "Compensation Discussion and Analysis."

(3)
Represents restricted stock awarded in fiscal 2018 under the 2004 Plan with time-based restrictions. Time-based restrictions on the 10/16/17 awards lapse 62.5% in the first year and 12.5% in each of the three years after the first year. Time-based restrictions on the 10/24/17 awards lapse in three equal installments over a three-year period from the date of the award. Time-based restrictions on the 2/19/18 awards lapse in four equal installments over a four-year period from the date of the award.

(4)	Represents options awarded in fiscal 2018 under the 2004 Plan. All options vest in equal installments over a four-year period and have a term of eight years.

(5)
Under the 2004 Plan, options are required to have an exercise price equal to the fair market value. Fair market value is defined as the closing price on the last market-trading day prior to the date of grant.

(6)
The value shown is based on the fair value as of the date of grant. Assumptions used in determining the fair values of these option awards are set forth in the "Equity Plans" note to our financial statements included in our annual report on Form

10-K for fiscal 2018. The value shown for performance-based awards is determined based on payout at the target level.

Plan Information

The purpose of the 2004 Plan is to promote our success by linking the personal interests of our employees, officers and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance. Permissible awards under the 2004 Plan include: options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units and dividend equivalent rights. We have issued options, restricted stock and restricted stock units under the 2004 Plan. Options granted under the 2004 Plan have an exercise price equal to the fair market value (as defined by the 2004 Plan) on the date of grant and, since March 2014, a term of eight years. For purposes of share counting, each restricted stock unit or share of restricted stock issued under the 2004 Plan reduces the number of shares available for issuance by two.

Historically, we have provided annual bonuses to our executive officers pursuant to the EIP. As discussed above, in October 2018, the Compensation Committee reviewed the goals established under the EIP for fiscal 2018 and certified achievement of results.

Lapsing of Restrictions Associated with Restricted Stock and Restricted Stock Unit Awards

The restrictions associated with the restricted stock and restricted stock units granted to the Named Executive Officers include both time-based restrictions and performance-based restrictions. Time-based restrictions lapse in three equal installments over a three-year period. The restrictions associated with performance-based awards are described below.

Issuance and Vesting of Performance-based Awards

Restricted Stock Units

Our executive officers received awards related to three different performance goals; half of the performance shares are tied to two technology sales goals over a two-fiscal year period and the other half is tied to a company valuation based on our forward price to earnings ratio over a two-fiscal year period. There is also a three-year service period requirement for all performance-based awards. The number of shares that will be received at the end of the three years varies between 0% and 200% of the targeted share amount and is dependent upon the level of achievement. All threshold, target and maximum amounts require significant execution and effort with no assurance of achievement guaranteed. In the absence of at least the threshold targets being achieved, the restrictions will not lapse and the shares will be forfeited.

Cash Awards

Bonuses were paid to the Named Executive Officers in fiscal 2018 as a result of achievement of certain goals. See the "Components of the Executive Compensation Program" section of the "Compensation Discussion and Analysis."

Stock Option Vesting

Options generally vest in four equal installments over a four-year period from the grant date. Since March 2014, options granted have a term of eight years.

Determination of Stock-based Compensation

The fair values of option awards were estimated as of the dates of grant using the Black-Scholes option valuation model in accordance with ASC 718. The Black-Scholes model requires the input of assumptions, including the expected stock-price volatility and estimated option life. The expected volatilities utilized were based on implied volatilities from traded options on our stock and on historical volatility. The expected lives of options granted were based, in part, on historical experience and on the terms and conditions of the options. The risk-free interest rates utilized were based on the U.S. Treasury yield in effect at each grant date. No dividends were assumed in estimated option values.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table provides information with respect to outstanding stock options, restricted stock and restricted stock units held as of August 30, 2018, by our Named Executive Officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
Name	Exercisable (#)	Unexercisable (#)				Number (#)		Market Value(1)($)
Manish Bhatia		53,317	(2)	$41.56	10/24/2025	61,881	(3)	$3,264,842	6,858	(4)	$361,828
						61,881	(5)	3,264,842	6,858	(6)	361,828
						41,145	(7)	2,170,810	10,900	(8)	575,084
Scott J. DeBoer		8,475	(9)	28.77	10/20/2022	6,900	(10)	364,044	14,554	(11)	767,869
		27,389	(12)	18.18	10/14/2023	21,832	(13)	1,151,856	11,127	(14)	587,061
		48,960	(15)	17.41	10/19/2024	38,771	(16)	2,045,558	17,231	(17)	909,108
		35,077	(2)	41.56	10/24/2025	27,069	(7)	1,428,160	11,062	(18)	583,631
									4,512	(4)	238,053
									4,512	(6)	238,053
									7,171	(8)	378,342
Sanjay Mehrotra	142,993	428,983	(19)	28.20	5/8/2025	183,129	(20)	9,661,886	18,046	(4)	952,107
		140,308	(2)	41.56	10/24/2025	108,277	(7)	5,712,695	18,046	(6)	952,107
									28,683	(8)	1,513,315
Sumit Sadana	14,521	43,564	(21)	31.89	6/23/2025	18,815	(22)	992,679	7,218	(4)	380,822
		56,123	(2)	41.56	10/24/2025	43,311	(7)	2,285,088	7,218	(6)	380,822
									11,473	(8)	605,315
David A. Zinsner		108,669	(23)	44.21	2/19/2026	48,066	(24)	2,535,962
Ernest E. Maddock (27)	38,725	25,075	(25)	27.79	6/3/2023	8,475	(26)	447,141	21,452	(11)	1,131,808
		40,370	(12)	18.18	10/14/2023	32,178	(13)	1,697,711	16,400	(14)	865,264
		1,416	(25)	14.66	12/11/2023	58,157	(16)	3,068,363	25,847	(17)	1,363,688
		73,440	(15)	17.41	10/19/2024	32,483	(7)	1,713,803	16,593	(18)	875,447
		42,092	(2)	41.56	10/24/2025				5,414	(4)	285,643
									5,414	(6)	285,643
									8,605	(8)	454,000

(1)	Calculated by multiplying the number of shares of restricted stock or restricted stock units by $52.76, the closing price of our Common Stock on August 30, 2018.

(2)	Options vest in equal installments on October 24, 2018, October 24, 2019, October 24, 2020 and October 24, 2021.

(3)	Restrictions on shares lapsed on October 16, 2018.

(4)
Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse on October 24, 2020 upon the achievement of a DRAM sales goal through the fourth quarter of fiscal 2019.

(5)	Restrictions on shares lapse on October 16, 2018, October 16, 2019, October 16, 2020 and October 16, 2021.

(6)
Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse on October 24, 2020 upon the achievement of a NAND sales goal through the fourth quarter of fiscal 2019.

(7)	Restrictions on shares lapse on October 24, 2018, October 24, 2019 and October 24, 2020.

(8)
Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse on October 24, 2020 upon the achievement of a PE ratio goal through the fourth quarter of fiscal 2019.

(9)	Options vested on October 20, 2018.

(10)	Restrictions on shares lapsed on October 20, 2018.

(11)
Represents the target number of restricted stock units. Restrictions related to this award lapsed at the end of the fourth quarter of fiscal 2018 as a result of achieving the specified ROA goal. The shares were released at 200% on October 16, 2018.

(12)	Options vest in equal installments on October 14, 2018 and October 14, 2019.

(13)	Restrictions on shares lapse in equal installments on October 14, 2018 and October 14, 2019.

(14)
Represents the target number of restricted stock units. Restrictions related to this award lapsed at the end of the fourth quarter of fiscal 2018 as a result of achieving the specified TSR goal. The shares were released at 200% on October 16, 2018.

(15)	Options vest in equal installments on October 19, 2018, October 19, 2019, and October 19, 2020.

(16)	Restrictions on shares lapse in equal installments on October 19, 2018, October 19, 2019, and October 19, 2020.

(17)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a ROA goal through the fourth quarter of fiscal 2019.

(18)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a relative TSR goal through the fourth quarter of fiscal 2019.

(19)	Options vest in equal installments on May 8, 2019, May 8, 2020 and May 8, 2021.

(20)	Restrictions on shares lapse in equal installments on May 8, 2019, May 8, 2020 and May 8, 2021.

(21)	Options vest in equal installments on June 23, 2019, June 23, 2020 and June 23, 2021.

(22)	Restrictions on shares lapse in equal installments on June 23, 2019, June 23, 2020 and June 23, 2021.

(23)	Options vest in equal installments on February 19, 2019, February 19, 2020, February 19, 2021, and February 19, 2022.

(24)	Restrictions on shares lapse in equal installments on February 19, 2019, February 19, 2020, February 19, 2021, and February 19, 2022.

(25)	Options vest on June 3, 2019.

(26)	Restrictions on shares lapse June 3, 2019.

(27) Unexercisable option and unvested share numbers reported include awards that were outstanding on August 30, 2018, but will not vest prior to June 8, 2019, the end of Mr. Maddock's transition period. All of his unvested options and restricted stock as of June 8, 2019, will be forfeited. For more information regarding severance agreements see "Potential Payments upon Termination or Change in Control."

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

The following table sets forth information related to the number of options and restricted awards held by each of the Named Executive Officers that were exercised or vested in fiscal 2018 and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Manish Bhatia	—	—	—	—
Scott J. DeBoer	113,384	$2,936,587	93,851	$3,913,655
Sanjay Mehrotra	—	—	61,042	2,959,316
Sumit Sadana	—	—	6,271	358,074
David A. Zinsner	—	—	—	—
Ernest E. Maddock	105,595	3,905,180	119,653	5,160,510

(1)	Value calculated by subtracting the exercise price from the fair market value of the shares at the time of exercise multiplied by the number of options exercised.

(2)
Includes performance-based restricted units vested in October 2018 based on performance completed by the end of fiscal 2018 and excludes performance-based restricted units vested in October 2017 based on performance completed by the end of fiscal 2017.

(3)	Value calculated by multiplying number of shares by the market value per share on the vesting date.

2018 NONQUALIFIED DEFERRED COMPENSATION

The Compensation Committee adopted the Micron Technology, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") in fiscal 2017 and Mr. Mehrotra is the only Named Executive Officer who has participated through the end of fiscal 2018.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Sanjay Mehrotra	$207,692	$—	$39,240	$—	$696,354

(1)	$207,692 included in the Summary Compensation table in the "Salary" column for fiscal 2018.

(2)	Balance as of the beginning of fiscal 2018 was $449,422.

Summary of Material Terms of Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified deferred compensation plan under which designated eligible participants may elect to defer compensation. Eligible participants include a select group of management and other employees of the Company that meet certain compensation requirements, including each of the Company’s named executive officers. Pursuant to the Deferred Compensation Plan and subject to applicable tax laws, participants may elect to defer up to 75% of their base salary and up to 100% of their bonus compensation. The Company may, in its sole discretion, provide matching and/or discretionary contributions to the Deferred Compensation Plan. Participants will be 100% vested at all times in their deferral accounts; provided, however, that matching and/or discretionary contributions by the Company, if any, may be subject to a vesting schedule as provided by the Company. Participants may elect to receive payment of their account balances upon a fixed date, or their separation from service with the Company, or the earlier of a fixed date or their separation from service. Participants may elect to receive payment of their account balances in a single sum cash payment or in substantially equal annual cash installments over not less than two years and not more than ten years. Account balances will become payable immediately in a single sum cash payment upon a participant’s death or disability, or upon a change in control. Account balances under the Deferred Compensation Plan earn or lose value based on the investment performance of one or more of the various investment funds offered under the Deferred Compensation Plan and selected by the participants. Compensation deferred under the Deferred Compensation Plan represents an unsecured obligation of the Company. Amounts deferred under the Deferred Compensation Plan are expected to be held in a separate rabbi trust established to pay Plan benefits.

CHIEF EXECUTIVE OFFICER PAY RATIO

In accordance with Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.

•	The annual total compensation of our median employee, excluding our Chief Executive Officer, for fiscal 2018 was $56,540.

•	The annual total compensation of our Chief Executive Officer for fiscal 2018 was $14,241,583.

•	The ratio of the annual total compensation of our Chief Executive Officer to that of our median employee for fiscal 2018 was estimated to be 252 to 1.

The median employee generally is the employee whose annual total compensation is at the midpoint of our employees, ranked in order of their compensation amounts. As permitted by the SEC rules, we used annual taxable income paid within the fiscal year, as reported in our payroll data, to identify our median employee. When calculating our median compensation for fiscal 2018, we utilized our global employee population and exchange rates effective August 30, 2018. As of this date, our employee population was 35,956. This includes all regular, part-time and temporary employees. No exclusions were made for countries, employee types, or acquisitions.

Once we identified the median employee, we determined actual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K and in the same manner as our Chief Executive Officer in the Summary Compensation Table. This value was compared to the annual total compensation of our Chief Executive Officer for purposes of the ratio set forth above. We did not make any cost of living adjustments.

The Median Compensation Employee for fiscal 2018 was a Fab Engineer based in Taiwan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables quantify the estimated payments and benefits for each of the Named Executive Officers pursuant to the Executive Agreement and NEO Severance Agreements and in the event of a change of control as described in the "Severance and Change in Control Arrangements" section of the "Compensation Discussion and Analysis." The amounts listed for the currently-employed Named Executive Officers are estimated amounts that were calculated as if a change in control occurred on August 30, 2018, or the Named Executive Officers separated from service on August 30, 2018, the last day of fiscal 2018. The amounts listed for Mr. Maddock are based upon his separation from service on June 8, 2018.

Potential Payment upon Termination without Change in Control

All the Named Executive Officers have severance agreements. Payments and benefits upon termination for Mr. Bhatia, Mr. Mehrotra, Mr. Sadana and Mr. Zinsner are payable only if their employment with the Company terminates as a result of death or disability, the Company terminates his employment without cause, or he resigns for good reason.

The "Salary" portion of severance payments is paid on our regular bi-weekly payroll schedule during the officer's one-year Transition Period subject to the possibility of a six-month delay that may be required by Section 409A of the Code ("Section 409A"). If Section 409A imposes a six-month delay, payments during the delay would be accumulated and paid to the officer on the first day of the seventh month following the Named Executive Officer's separation from service. The remaining payments would then be paid according to our regular payroll schedule.

The "Bonus" portion of the severance payments is paid only if the applicable performance goals are achieved before or during the applicable Transition Period. Such payments are made at the same time that the other officers participating in the applicable bonus plan receive their payments, if any, and typically would occur during our first fiscal quarter. Mr. Mehrotra also would receive a bonus of two times his target annual bonus under the EIP for the year of termination paid on the anniversary of his termination.

The "Cash in Lieu of Benefits" portion of the severance payments is calculated based on the difference between the amount of premiums the Named Executive Officer paid each month for benefits coverage as our employee and the estimated premiums the Named Executive Officer would need to pay each month for the same or similar coverage as a former employee. This monthly amount is multiplied by the number of months in the Named Executive Officer's Transition Period and is grossed-up for taxes, with the exception of Mr. Mehrotra, who would receive two times the monthly amount. All gross-up calculations and payments are based on the standard supplemental withholding rates provided by federal and state guidelines. We do not use the Named Executive Officer's actual tax rate for these calculations. The "Cash in Lieu of Benefits" payment is made within 30 days after the Named Executive Officer's separation from service, subject to the possibility of a six-month delay that may be required by Section 409A. If Section 409A imposes a six-month delay, the payment would be made to the Named Executive Officer on the first day of the seventh month following the officer's separation from service.

Name	Salary(1)	Bonus(2)	Cash in Lieu of Benefits Payment(3)	Total Value of Options Exercisable During the Transition Period(4)	Value of Extended Restricted Stock Vesting(5)	Value of Unearned Performance -Based Stock Awards(6)	Total
Manish Bhatia	$635,000	$918,221	$53,021	$214,242	$4,804,642	$—	$6,625,126
Scott J. DeBoer	520,000	936,000	82,019	1,431,440	2,097,896	2,709,859	7,777,214
Sanjay Mehrotra	2,400,000	6,600,000	254,027	8,030,264	5,124,843	—	22,409,134
Sumit Sadana	675,000	1,485,000	64,094	875,176	1,092,607	—	4,191,877
David A. Zinsner	620,000	493,105	64,799	393,847	633,911	—	2,205,662
Ernest E. Maddock	640,000	960,000	76,919	5,245,751	3,362,760	4,647,469	14,932,899

(1)
Represents one year of the Named Executive Officer's salary as of August 30, 2018, except for Mr. Mehrotra, which represents two years of salary as of August 30, 2018, and for Mr. Maddock, which represents one year of salary as of June 8, 2018, the date of his separation from service.

(2)	Represents the actual EIP bonus paid for fiscal 2018, except for Mr. Mehrotra, which also includes two times his target annual bonus, subject to the maximum award limit imposed by the EIP.

(3)
Represents a cash payment in an amount estimated to allow the Named Executive Officer to purchase during the Transition Period benefits similar to those received while an employee, except for Mr. Mehrotra, which represents twice the amount. The amount listed includes a gross-up calculation for the tax impact of the payment.

(4)
Represents the total value of stock options that are exercisable as of August 30, 2018, and that are expected to vest during the Named Executive Officer's Transition Period. The fair value of each option award is estimated as of August 30, 2018, (June 8, 2018, for Mr. Maddock) using the Black-Scholes option valuation model. The expected volatilities utilized are based on implied volatility from traded options on our stock. The expected lives are based on the shorter of the length of the Transition Period plus thirty days or the remaining life of the option. The risk-free interest rates utilized are based on the U.S. Treasury yield on August 30, 2018 (June 8, 2018, for Mr. Maddock).

(5)
Represents the value resulting from the additional vesting of restricted shares during the Named Executive Officer's Transition Period. The amount shown is calculated as the number of additional shares that would vest during the Transition Period multiplied by $52.76, our closing stock price on August 30, 2018 (for Mr. Maddock, $61.39, our closing stock price on June 8, 2018).

(6)
Our performance-based and market-based stock awards have a measurement period of three years over which performance is assessed in order to vest in the awards. The amount shown is calculated as the number of such shares granted in fiscal 2016 that actually vested for the Named Executive Officer's Transition Period multiplied by $52.76, our closing stock price on August 30, 2018 (for Mr. Maddock, $61.39, our closing stock price on June 8, 2018). The restrictions for awards granted in fiscal 2017 and fiscal 2018 would not have lapsed during the Named Executive Officer's Transition Period. Accordingly, no amount is assumed in the table above.

Potential Payment under Termination with Change in Control

A change in control is generally defined as a change in the majority of the members of the Board of Directors within a specified time period or the acquisition of 35% or more of our outstanding Common Stock.

Our equity plans, grant agreements, and EIP have change in control provisions. In August 2016, the Compensation Committee amended our equity plans to replace "single-trigger" vesting provisions with "double-trigger" vesting provisions in the event of a change in control. As a result, if awards granted after August 25, 2016, are assumed by a successor in connection with a change in control, such awards will not automatically vest and pay out solely as a result of the change in control. Instead, such awards will only vest if within one year after the effective date of the change in control, the participant’s employment is terminated without cause or, in the case of certain participants including our Named Executive Officers, if the participant resigns for good reason. For equity awards, the impact of a change in control differs for outstanding time-based and performance-based awards. Outstanding time-based awards would automatically become fully vested or the applicable restrictions would lapse upon occurrence of the single-trigger event for awards granted prior to August 25, 2016 or double-trigger event for awards granted from August 25, 2016. Upon the occurrence of a single-trigger event for awards granted prior to August 25, 2016 or double-trigger event for awards granted from August 25, 2016, outstanding performance-based awards are treated as if all required performance goals were satisfied at the target level on the date of the change in control and are vested or have their restrictions lapse on a pro-rata basis based on the amount of the performance period completed as of the date of the change in control.

Under the EIP, a change in control results in an early payout of awards, to the extent earned. Upon a change in control, performance achievement is measured as of the last day of the month preceding the change in control.

We do not have separate change in control agreements for our Named Executive Officers. The Severance Agreements for Mr. Bhatia, Mr. Mehrotra, Mr. Sadana and Mr. Zinsner provide for transitional benefits for change in control separation. Change in control separation means a qualifying separation from service that occurs on or within 12 months following a change in control. In the event of a change in control separation, the payments for "Salary", "Bonus" and "Cash in Lieu of Benefit" are paid in a lump sum within 60 days from the date of separation, subject to the possibility of a six-month delay that may be required by Section 409A. All outstanding time-based and performance-based awards would become fully vested.

The compensation that executive officers could receive if a change of control occurs is intended to enable them to objectively evaluate whether a potential change in control is in the best interest of us and our shareholders.

The following table sets forth the estimated benefits payable to the Named Executive Officers pursuant to change in control agreements or provisions, assuming a change in control separation occurred on August 30, 2018.

Name	Salary (1)	Bonus(2)	Cash in Lieu of Benefits Payment(3)	Value of Options(4)	Value of Stock Awards(5)	Total
Manish Bhatia	$952,500	$918,221	$79,531	$597,150	$9,999,233	$12,546,635
Scott J. DeBoer	520,000	936,000	82,019	3,274,068	9,121,861	13,933,948
Sanjay Mehrotra	2,400,000	6,600,000	254,027	12,107,272	18,792,110	40,153,409
Sumit Sadana	1,012,500	1,485,000	96,141	1,537,758	4,644,727	8,776,126
David A. Zinsner	930,000	493,105	97,199	929,120	2,535,962	4,985,386

(1)
Represents one and half year of the Named Executive Officer's salary as of August 30, 2018, except for Mr. Mehrotra, which represents two years of salary as of August 30, 2018, and one year for Mr. DeBoer, whose severance agreement doesn't provide additional benefit for change in control separation.

(2)	Represents the actual EIP bonus paid for fiscal 2018, except for Mr. Mehrotra, which also includes two times his target annual bonus, subject to the maximum award limit imposed by the EIP.

(3)
Represents a cash payment in an amount estimated to allow the Named Executive Officer to purchase 18 months of benefits similar to those received while an employee, except for Mr. Mehrotra, which represents 24 months amount, and 12 months for Mr. DeBoer, whose severance agreement doesn't provide additional benefit for change in control separation. The amount listed includes a gross-up calculation for the tax impact of the payment.

(4)
All outstanding unvested options are time-based equity awards and would have fully vested on August 30, 2018. Amount shown is calculated as the excess of $52.76, the closing price of our stock on August 30, 2018, over the accelerated options' exercise price.

(5)
All outstanding time-based and performance-based restricted stock awards would have fully vested on August 30, 2018, except for Mr. DeBoer. Mr. DeBoer does not have a change in control separation agreement with the Company and his fiscal 2017 and 2018 performance-based restricted stock awards have a performance period of three years and two years, respectively, and two-thirds and one-half of the awards would have vested on August 30, 2018, respectively. The amount shown is calculated as the number of shares on which restrictions would lapse, multiplied by $52.76, our closing stock price on August 30, 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of August 30, 2018, regarding shares of Common Stock that may be issued pursuant to our equity compensation plans:

	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(2)	25,278,220	$24.79	121,852,412	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	6,496,374	20.90	2,774,122	(5)
Totals(6)	31,774,594	23.38	124,626,534

(1)	Excludes restricted stock that convert to shares of Common Stock for no consideration.

(2)
Includes shares issuable or available pursuant to our 2004 Equity Incentive Plan (the "2004 Plan"), 2007 Equity Incentive Plan (the "2007 Plan"), Employee Stock Purchase Plan (the "ESPP"), and an equity incentive plan we acquired as part of our 2010 acquisition of Numonyx B.V. (the "Numonyx Plan"). The 2004 Plan and the 2007 Plan provide for a maximum term for options and SARs of eight years, while the Numonyx Plan provides for a maximum option term of ten years. The 2004 Plan and 2007 Plan are our only plans that permit granting of awards other than stock options. The 2004 Plan and the 2007 Plan provide that awards other than stock options or SARs reduce the number of available shares under the plan by two shares for each one share covered by the award. The Numonyx Plan expired in March 2018. In addition, none of our equity plans contain provisions that are commonly known as "liberal share counting provisions" or permit the grant of discounted options or SARs.

(3)	The 2004 Plan and 2007 Plan permit granting options and full-value awards. If issuing full-value awards, the number of available shares is 77,426,206.

(4)
Includes shares issuable or available pursuant to our Nonstatutory Stock Option Plan (the "NSOP"). Options granted under the aforementioned plan have terms ranging from six to ten years. The exercise price and the vesting schedule of the options granted under this plan are determined by the administrators of the plans or our Board of Directors. Executive officers and directors do not participate in the aforementioned plans.

(5)	None of these shares are available to grant as full-value awards.

(6)	The following table contains further information as to awards outstanding and available for issuance under each of our equity plans.

Equity Plan	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Number of Securities Available for Issuance (Excluding Securities Reflected in Column (a))
Plans Approved by Shareholders
2004 Plan	11,195,450	(1)	17,611,601
2007 Plan	14,082,295	(2)	71,240,811
Numonyx Plan	475		—
ESPP	—		33,000,000
Approved Plan Total	25,278,220		121,852,412

Plans Not Approved by Shareholders
NSOP	6,496,374		2,774,122
Not Approved Plan Total	6,496,374		2,774,122
Grand Total	31,774,594		124,626,534

(1)	Includes 6,330,039 restricted stock units and excludes 1,413,813 shares of restricted stock.

(2)	Includes 7,530,572 restricted stock units and excludes 36,090 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are reviewed by our Board of Directors. Related parties include our directors and officers, their family members and affiliates, and certain beneficial owners. In cases where the related party is a director or an affiliate of a director, that director does not participate in the review of the proposed transaction. In reviewing a proposed related party transaction, the Board of Directors considers all the relevant facts and circumstances of the transaction, such as (i) the nature and terms of the transactions, (ii) the dollar value of the transaction, (iii) whether the terms of the transaction are at least as favorable as they would have been if a related party was not involved, (iv) the business reasons for the transaction, (v) whether the transaction would result in an improper conflict of interest, and (vi) the effects of the transaction on the ongoing relationship between us and the related party. Other than as noted below, there were no related party transactions in excess of $120,000 for fiscal 2018 and through November 19, 2018.

We purchased various equipment and maintenance parts from Tektronix for approximately $2,670,000. Mr. Byrne serves as the President of Tektronix, a subsidiary of Fortive Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the Nasdaq. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a) of the Exchange Act. With the exception of Messrs. Switz and Sadana, all directors, executive officers, and greater than 10% beneficial owners complied with all applicable filing requirements during the fiscal year ended August 30, 2018, based on the reports received or written representations from reporting persons. Messrs. Switz and Sadana each had late Form 4 filings due to clerical errors by Company personnel.

PROPOSAL 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP ("PwC") as our Independent Registered Public Accounting Firm to audit our consolidated financial statements for the fiscal year ending August 29, 2019. PwC has been our Independent Registered Public Accounting Firm since fiscal 1985. If the ratification of PwC's appointment is not approved by a majority of the shares voting thereon, the Audit Committee may reconsider its decision to appoint PwC as our Independent Registered Public Accounting Firm. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board of Directors recommends voting "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP.

Fees Paid

Fees charged for services performed by PwC for fiscal 2018 and 2017 were as follows:

	2018	2017

	(amounts in millions)
Audit fees(1)	$9.4	$8.7
Audit-related fees(2)	0.1	0.2
Tax fees(3)	5.6	3.4
All other fees(4)	0.1	—
	$15.2	$12.3

(1)
Includes fees related to the audit of our financial statements, fees for services provided in connection with statutory and regulatory filings and fees for attestation services related to our securities offerings and internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(2)	Primarily reflects fees for services in connection with government grant certifications.

(3)	Primarily reflects fees for services in connection with tax planning, tax consulting, and tax compliance.

(4)	Reflects fees for services not included in the categories above, including services related to other regulatory reporting requirements.

Pre-Approval Policy

The Audit Committee Charter provides that the Audit Committee will pre-approve all audit and non-audit services provided to us by the independent auditors, except for such de minimis non-audit services for which the pre-approved requirements are waived in accordance with the rules and regulations of the SEC. In fiscal 2018 and 2017, all audit, non-audit, tax services, and all other fees provided by PwC were approved by the Audit Committee in advance of services being provided.

Report of the Audit Committee of the Board of Directors

This report has been prepared by members of the Audit Committee of the Board of Directors. The Board of Directors determined that each Audit Committee member qualified as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. The Board of Directors also determined that during their period of service on the Audit Committee, each member satisfied the independence requirements of applicable federal laws and the Listing Rules of Nasdaq.

The purpose of the Audit Committee is to assist the Board of Directors in overseeing and monitoring (i) the integrity of our financial statements, (ii) the performance of our internal audit function, (iii) the performance of our Independent Registered Public Accounting Firm, (iv) the qualifications and independence of our Independent Registered Public Accounting Firm, and (v) our compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed our audited financial statements with our management, which has primary responsibility for such financial statements. PwC, our Independent Registered Public Accounting Firm for fiscal 2018, has expressed in our Annual Report on Form 10-K its opinion as to the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Public Company Accounting Oversight Board, Professional Standards, Volume 1, AU Section 380). PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board. The Audit Committee and PwC also discussed PwC's independence, including the non-audit services PwC provided to us as described above, and concluded that PwC was independent for fiscal 2018.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that they include our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2018, appointed PwC as our Independent Registered Public Accounting Firm for the fiscal year ending August 29, 2019, and approved and authorized PwC to carry out and perform certain specified non-audit services for us in fiscal 2019.

While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for (i) preparing our consolidated financial statements and for the reporting process in general, and (ii) establishing and maintaining internal controls. Similarly, it is the responsibility of the Independent Registered Public Accounting Firm, and not the Audit Committee, to conduct the audit of our consolidated financial statements and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee Robert L. Bailey Patrick J. Byrne Steven J. Gomo Mercedes Johnson Mary Pat McCarthy

PROPOSAL 3 – ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this proxy statement. We seek your advisory vote and ask that you indicate your support for the compensation of the Named Executive Officers as disclosed in this proxy statement.

This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this proxy statement. At our fiscal 2017 Annual Meeting of Shareholders, our shareholders voted to have an annual advisory vote on say-on-pay and in accordance with the results of this vote, the Board of Directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is occurring at the Fiscal 2023 Annual Meeting of Shareholders.

At our annual meeting of shareholders held in January 2018, 93% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. See "Consideration of the Fiscal 2017 Advisory Vote on Executive Compensation" on page 16.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 13 and the tabular and other disclosures on executive compensation beginning on page 28, and cast a vote "for" the following resolution:

"Resolved, that shareholders approve, on an advisory basis, the compensation of Micron's Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement."

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officers' compensation as described in this proxy statement, the Board of Directors will carefully consider the shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends voting "FOR" the non-binding resolution to approve the Named Executive Officers' compensation as described in this proxy statement.

Note: We are providing this advisory vote as required pursuant to Section 14A of the Exchange Act (15 U.S.C. 78n-1). The shareholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors, or creating or implying any change to, or additional, fiduciary duties for us or the Board of Directors.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 17, 2019. The Proxy Statement and Annual Report on Form 10-K are available at www.proxydocs.com/mu.

As permitted by rules recently adopted by the SEC, we are making our proxy material available to our shareholders electronically via the Internet. We have mailed many of our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement the "Equity Plans" note to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2018. The Annual Report on Form 10-K for fiscal 2018 accompanies this Proxy Statement. Copies of the Annual Report on Form 10-K for fiscal 2018 may be obtained by sending a written request to: Micron Technology, Inc., Attn.: Corporate Secretary, P.O. Box 6, MS-1-507, Boise, Idaho 83707-0006. Our Annual Reports on Form 10-K also are available in the "Investor Relations" section of our website at www.micron.com.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We are allowed and intend to deliver only one copy of the notice regarding the Internet availability of proxy materials or one set of printed proxy materials (i.e., our 2018 Annual Report on Form 10-K and Proxy Statement) to multiple registered shareholders sharing an address who have received prior notice of our intent to deliver only one such notice or set of materials, so long as we have not received contrary instructions from such shareholders. This practice is commonly referred to as "householding." Householding reduces the volume of duplicate information received at your household and our costs of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one copy of the notice of Internet availability or of this Proxy Statement and 2018 Annual Report on Form 10-K and you decide you want a separate copy of this Proxy Statement and 2018 Annual Report on Form 10-K through the date of the Annual Meeting, we will promptly deliver your separate copy if you contact us at Micron Technology, Inc., Attn.: Corporate Secretary, P.O. Box 6, MS-1-507, Boise, Idaho 83707-0006 or corporatesecretary@micron.com or (208) 368-4000. Additionally, to resume the mailing of individual copies of future annual reports, proxy statements, proxy statements combined with a prospectus, and information statements to a particular shareholder, you may contact EQ Shareholder Services, Attn.: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854 and your request will be effective within 30 days after receipt. After the Annual Meeting, you may request householding of these documents by providing EQ Shareholder Services at the address provided directly above with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, we have been notified that certain banks, brokers and other nominees will household our annual reports and proxy statements for shareholders who hold in street names and have consented to householding. In this case, you may request an individual copy of this Proxy Statement and 2018 Annual Report on Form 10-K by contacting your bank, broker or other nominee.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements made in Executive Summary of the Compensation Discussion and Analysis and the Letter to Shareholders related to growth as a result of advances in data analytics and industry supply growth in fiscal 2019. Actual events or results could differ materially from those contained in the forward-looking statements. Please refer to the documents we file on a consolidated basis from time to time with the Securities and Exchange Commission, specifically our most recent Annual Report on Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results on a consolidated basis to differ materially from those contained in the forward-looking statements (see Risk Factors). The forward-looking statements are based on information available to us as of the date hereof and are based on management's current views and assumptions and should not be relied upon as representing our views as of any subsequent date. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR FISCAL 2019 ANNUAL MEETING

Proposals by our shareholders which are intended to be presented at our Fiscal 2019 Annual Meeting of Shareholders, including proposals for director nominees, must be received by us at our principal executive offices located at 8000 South Federal Way, Boise, Idaho 83716-9632, no later than August 8, 2019, and must also be in compliance with our Restated Certificate of Incorporation and our Amended and Restated Bylaws and with applicable laws and regulations in order to be included in the Proxy Statement and form of proxy relating to that meeting. Proposals which are received after August 8, 2019, will be untimely and will not be considered at the meeting.

December 6, 2018

THE BOARD OF DIRECTORS

Micron

Date: Thursday, January 17, 2019
Place: 130 Holger Way, San Jose, CA 95134-1376
Time: 9:00 AM, Pacific Standard Time

Please make your marks like this: [X] **Use dark black pencil or pen only.**

The Board of Directors unanimously recommends that you vote "FOR" proposals 1, 2 and 3.

	FOR	AGAINST	ABSTAIN	DIRECTORS RECOMMEND
1. To elect directors to serve for the ensuing year or until their successors are elected and qualified:				
01 Robert L. Bailey	☐	☐	☐	FOR
02 Richard M. Beyer	☐	☐	☐	FOR
03 Patrick J. Byrne	☐	☐	☐	FOR
04 Steven J. Gomo	☐	☐	☐	FOR
05 Mary Pat McCarthy	☐	☐	☐	FOR
06 Sanjay Mehrotra	☐	☐	☐	FOR
07 Robert E. Switz	☐	☐	☐	FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 29, 2019.	☐	☐	☐	FOR
3. To approve a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement.	☐	☐	☐	FOR
4. To transact such other business as may properly come before the meeting or any adjournment thereof.				

Authorized Signatures - This section must be completed for your instructions to be executed.

____________________ Please Sign Here   __________ Please Date Above

____________________ Please Sign Here   __________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope. ←

Micron

Fiscal 2018 Annual Meeting of Shareholders of Micron Technology, Inc. to be held January 17, 2019 for Holders as of November 19, 2018

This Proxy is solicited on behalf of the Board of Directors

INTERNET

Go To:
www.proxypush.com/mu

- Cast your vote online.
- **Have your Proxy Card ready.**
- Follow the simple instructions to record your vote.

OR

TELEPHONE

CALL 1-866-586-3108

- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

Revocable Proxy - Micron Technology, Inc.

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of the Fiscal 2018 Annual Meeting of Shareholders and Proxy Statement and hereby appoints Sanjay Mehrotra and David A. Zinsner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Fiscal 2018 Annual Meeting of Shareholders of Micron Technology, Inc., and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth, and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.**

All votes must be received by 11:59 PM, Eastern Standard Time, January 16, 2019.

PROXY TABULATOR FOR
MICRON TECHNOLOGY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

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